Exhibit 1.2
Audited Consolidated Financial Statements for the fiscal year ended February 28, 2009

Research In Motion Limited
Incorporated under the Laws of Ontario
(United States dollars, in thousands)
Consolidated Balance Sheets

	As at
	February 28,	March 1,
	2009	2008
Assets
Current

Cash and cash equivalents (note 4)	$835,546	$1,184,398
Short-term investments (note 4)	682,666	420,709
Trade receivables	2,112,117	1,174,692
Other receivables	157,728	74,689
Inventory (note 5)	682,400	396,267
Other current assets (note 17)	187,257	135,849
Deferred income tax asset (note 9)	183,872	90,750

	4,841,586	3,477,354

Long-term investments (note 4)	720,635	738,889

Capital assets (note 6)	1,334,648	705,955

Intangible assets (note 7)	1,066,527	469,988

Goodwill (note 8)	137,572	114,455

Deferred income tax asset (note 9)	404	4,546

	$8,101,372	$5,511,187

Liabilities
Current

Accounts payable	$448,339	$271,076
Accrued liabilities (notes 13 and 16(c))	1,238,602	690,442
Income taxes payable (note 9)	361,460	475,328
Deferred revenue	53,834	37,236
Deferred income tax liability (note 9)	13,116	—
Current portion of long-term debt (note 10)	—	349

	2,115,351	1,474,431

Deferred income tax liability (note 9)	87,917	65,058

Income taxes payable (note 9)	23,976	30,873

Long-term debt (note 10)	—	7,259

	2,227,244	1,577,621

Shareholders’ Equity
Capital stock (note 11)
Authorized — unlimited number of non-voting, cumulative, redeemable, retractable preferred shares; unlimited number of non-voting, redeemable, retractable Class A common shares and an unlimited number of voting common shares Issued - 566,218,819 voting common shares (March 1, 2008 — 562,652,461)	2,208,235	2,169,856
Retained earnings	3,545,710	1,653,094
Additional paid-in capital	119,726	80,333
Accumulated other comprehensive income (note 15)	457	30,283

	5,874,128	3,933,566

	$8,101,372	$5,511,187

Commitments and contingencies (notes 10, 12, 13, 17 and 19) See notes to the consolidated financial statements.

On behalf of the Board:

John Richardson Director	Mike Lazaridis Director

Research In Motion Limited
(United States dollars, in thousands)
Consolidated Statements of Shareholders’ Equity

			Retained	Accumulated Other
		Additional Paid-In	Earnings	Comprehensive
	Capital Stock	Capital	(Deficit)	Income (Loss)	Total

Balance as at March 4, 2006	$2,068,869	$28,694	$(100,174)	$(1,974)	$1,995,415
Comprehensive income (loss):
Net income	—	—	631,572	—	631,572
Net change in unrealized gains on available-for-sale investments	—	—	—	11,839	11,839
Net change in derivative fair value during the year	—	—	—	(13,455)	(13,455)
Amounts reclassified to earnings during the year	—	—	—	(7,926)	(7,926)

Shares issued:
Exercise of stock options	44,534	—	—	—	44,534
Transfers to capital stock from stock option exercises	18,055	(18,055)	—	—	—
Stock-based compensation	—	19,454	—	—	19,454
Excess tax benefits from stock-based compensation	—	6,000	—	—	6,000
Common shares repurchased pursuant to Common Share Repurchase Program	(31,762)	—	(172,171)	—	(203,933)

Balance as at March 3, 2007	$2,099,696	$36,093	$359,227	$(11,516)	$2,483,500

Comprehensive income (loss):
Net income	—	—	1,293,867	—	1,293,867
Net change in unrealized gains on available-for-sale investments	—	—	—	13,467	13,467
Net change in derivative fair value during the year	—	—	—	37,564	37,564
Amounts reclassified to earnings during the year	—	—	—	(9,232)	(9,232)

Other paid-in capital	—	9,626	—	—	9,626

Shares issued:
Exercise of stock options	62,889	—	—	—	62,889
Transfers to capital stock from stock option exercises	7,271	(7,271)	—	—	—
Stock-based compensation	—	33,700	—	—	33,700
Excess tax benefits from stock-based compensation	—	8,185	—	—	8,185

Balance as at March 1, 2008	$2,169,856	$80,333	$1,653,094	$30,283	$3,933,566

Comprehensive income (loss):
Net income	—	—	1,892,616	—	1,892,616
Net change in unrealized gains on available-for-sale investments	—	—	—	(7,161)	(7,161)
Net change in derivative fair value during the year	—	—	—	(6,168)	(6,168)
Amounts reclassified to earnings during the year	—	—	—	(16,497)	(16,497)

Shares issued:
Exercise of stock options	27,024	—	—	—	27,024
Transfers to capital stock from stock option exercises	11,355	(11,355)	—	—	—
Stock-based compensation	—	38,100	—	—	38,100
Excess tax benefits from stock-based compensation	—	12,648	—	—	12,648

Balance as at February 28, 2009	$2,208,235	$119,726	$3,545,710	$457	$5,874,128

See notes to the consolidated financial statements.

Research In Motion Limited
(United States dollars, in thousands, except per share data)
Consolidated Statements of Operations

	For the Year Ended
	February 28,	March 1,	March 3,
	2009	2008	2007
Revenue
Devices and other	$9,410,755	$4,914,366	$2,303,800
Service and software	1,654,431	1,095,029	733,303

	11,065,186	6,009,395	3,037,103

Cost of sales
Devices and other	5,718,041	2,758,250	1,265,251
Service and software	249,847	170,564	114,050

	5,967,888	2,928,814	1,379,301

Gross Margin	5,097,298	3,080,581	1,657,802

Expenses
Research and development	684,702	359,828	236,173
Selling, marketing and administration (notes 16(d) and 17)	1,495,697	881,482	537,922
Amortization	194,803	108,112	76,879

	2,375,202	1,349,422	850,974

Income from operations	2,722,096	1,731,159	806,828

Investment income	78,267	79,361	52,117

Income before income taxes	2,800,363	1,810,520	858,945

Provision for (recovery of) income taxes (note 9)
Current	948,536	587,845	123,553
Deferred	(40,789)	(71,192)	103,820

	907,747	516,653	227,373

Net income	$1,892,616	$1,293,867	$631,572

Earnings per share (note 14)

Basic	$3.35	$2.31	$1.14

Diluted	$3.30	$2.26	$1.10

See notes to the consolidated financial statements.

Research In Motion Limited
(United States dollars, in thousands)
Consolidated Statements of Cash Flows

	For the Year Ended
	February 28,	March 1,	March 3,
	2009	2008	2007
Cash flows from operating activities

Net income	$1,892,616	$1,293,867	$631,572

Items not requiring an outlay of cash:

Amortization	327,896	177,366	126,355
Deferred income taxes	(36,623)	(67,244)	101,576
Income taxes payable	(6,897)	4,973	—
Stock-based compensation (note 11(b))	38,100	33,700	19,063
Other	5,867	3,303	(315)

Net changes in working capital items (note 16(a))	(769,114)	130,794	(142,582)

Net cash provided by operating activities	1,451,845	1,576,759	735,669

Cash flows from financing activities

Issuance of share capital	27,024	62,889	44,534
Additional paid-in capital	—	9,626	—
Excess tax benefits from stock-based compensation (note 11(b))	12,648	8,185	6,000
Common shares repurchased pursuant to Common Share Repurchase Program (note 11(a))	—	—	(203,933)
Repayment of debt	(14,305)	(302)	(262)

Net cash provided by (used in) financing activities	25,367	80,398	(153,661)

Cash flows from investing activities

Acquisition of long-term investments	(507,082)	(757,656)	(100,080)
Proceeds on sale or maturity of long-term investments	431,713	260,393	86,583
Acquisition of capital assets	(833,521)	(351,914)	(254,041)
Acquisition of intangible assets	(687,913)	(374,128)	(60,303)
Business acquisitions (note 8)	(48,425)	(6,200)	(116,190)
Acquisition of short-term investments	(917,316)	(1,249,919)	(163,147)
Proceeds on sale or maturity of short-term investments	739,021	1,325,487	242,601

Net cash used in investing activities	(1,823,523)	(1,153,937)	(364,577)

Effect of foreign exchange gain (loss) on cash and cash equivalents	(2,541)	4,034	173

Net increase (decrease) in cash and cash equivalents for the year	(348,852)	507,254	217,604
Cash and cash equivalents, beginning of year	1,184,398	677,144	459,540

Cash and cash equivalents, end of year	$835,546	$1,184,398	$677,144

See notes to the consolidated financial statements.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
NATURE OF BUSINESS
Research In Motion Limited (“RIM” or the “Company”) is a leading designer, manufacturer and marketer of innovative wireless solutions for the worldwide mobile communications market. Through the development of integrated hardware, software and services that support multiple wireless network standards, RIM provides platforms and solutions for seamless access to time-sensitive information including email, phone, short messaging service (SMS), Internet and intranet-based applications. RIM technology also enables a broad array of third party developers and manufacturers to enhance their products and services with wireless connectivity to data. RIM’s portfolio of award-winning products, services and embedded technologies are used by thousands of organizations around the world and include the BlackBerry wireless solution, and other software and hardware. The Company’s sales and marketing efforts include collaboration with strategic partners and distribution channels to promote the sale of its products and services as well as its own supporting sales and marketing teams. The Company was incorporated on March 7, 1984 under the Ontario Business Corporations Act. The Company’s shares are traded on the Toronto Stock Exchange under the symbol “RIM” and on the NASDAQ Global Select Market under the symbol “RIMM”.
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a) General
These consolidated financial statements have been prepared by management in accordance with United States generally accepted accounting principles (“U.S. GAAP”) on a basis consistent for all periods presented except as described in note 2. Certain of the comparative figures have been reclassified to conform to the current year presentation.
The significant accounting policies used in these U.S. GAAP consolidated financial statements are as follows:
(b) Fiscal year
The Company’s fiscal year end date is the 52 or 53 weeks ending on the last Saturday of February, or the first Saturday of March. The fiscal years ended February 28, 2009, March 1, 2008 and March 3, 2007 comprise 52 weeks.
(c) Basis of consolidation
The consolidated financial statements include the accounts of all subsidiaries with intercompany transactions and balances eliminated on consolidation. All of the Company’s subsidiaries are wholly-owned.
(d) Use of estimates
The preparation of the Company’s consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant areas requiring the use of management estimates relate to the determination of reserves for various litigation claims, allowance for doubtful accounts, provision for excess and obsolete inventory, fair values of assets acquired and liabilities assumed in business combinations, royalties, amortization expense, implied fair value of goodwill, provision for income

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
taxes, realization of deferred income tax assets and the related components of the valuation allowance, provision for warranty and the fair values of financial instruments. Actual results could differ from these estimates.
(e) Foreign currency translation
The U.S. dollar is the functional and reporting currency of the Company. Foreign currency denominated assets and liabilities of the Company and all of its subsidiaries are translated into U.S. dollars using the remeasurement method. Accordingly, monetary assets and liabilities are translated using the exchange rates in effect at the consolidated balance sheet date and revenues and expenses at the rates of exchange prevailing when the transactions occurred. Resulting exchange gains and losses are included in income. Non-monetary assets and liabilities are translated at historical exchange rates.
(f) Cash and cash equivalents
Cash and cash equivalents consist of balances with banks and liquid investments with maturities of three months or less at the date of acquisition and are carried on the consolidated balance sheets at fair value.
(g) Trade receivables
Trade receivables which reflect invoiced and accrued revenue are presented net of an allowance for doubtful accounts. The allowance was $2.1 million at February 28, 2009 (March 1, 2008 — $2.0 million). Bad debt expense (recovery) was $24 for the year ended February 28, 2009 (March 1, 2008 — ($26); March 3, 2007 — $274).
The allowance for doubtful accounts reflects estimates of probable losses in trade receivables. The Company is dependent on a number of significant customers and on large complex contracts with respect to sales of the majority of its products, software and services. The Company expects the majority of trade receivables to continue to come from large customers as it sells the majority of its devices and software products and service relay access through network carriers and resellers rather than directly.
The Company evaluates the collectability of its trade receivables based upon a combination of factors on a periodic basis. When the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company (such as in the case of bankruptcy filings or material deterioration in the customer’s operating results or financial position, and payment experiences), RIM records a specific bad debt provision to reduce the customer’s related trade receivable to its estimated net realizable value. If circumstances related to specific customers change, the Company’s estimates of the recoverability of trade receivables balances could be further adjusted.
(h) Investments
The Company’s investments, other than cost method investments of $2.5 million and equity method investments of $2.7 million, consist of money market and other debt securities, and are classified as available-for-sale for accounting purposes. The Company does not exercise significant influence with respect to any of these investments.
Investments with maturities of less than one year, as well as any investments that management intends to hold for less than one year, are classified as Short-term investments. Investments with maturities of one year or more are classified as Long-term investments.
Investments classified as available-for-sale under Statement of Financial Accounting Standards (“SFAS”) 115 are

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
carried at fair value determined under SFAS 157 Fair Value Measurements. Changes in fair value are accounted for through Accumulated other comprehensive income until such investments mature or are sold.
The Company assesses declines in the value of individual investments for impairment to determine whether the decline is other-than-temporary. The Company makes this assessment by considering available evidence, including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the fair value has been less than cost, the financial condition, the near-term prospects of the individual investment and the Company’s intent and ability to hold the investments. In the event that a decline in the fair value of an investment occurs and the decline in value is considered to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established.
(i) Derivative financial instruments
The Company uses derivative financial instruments, including forward contracts and options, to hedge certain foreign currency exposures. The Company does not use derivative financial instruments for speculative purposes.
The Company formally documents relationships between hedging instruments and associated hedged items. This documentation includes: identification of the specific foreign currency asset, liability or forecasted transaction being hedged; the nature of the risk being hedged; the hedge objective; and the method of assessing hedge effectiveness. Hedge effectiveness is formally assessed, both at hedge inception and on an ongoing basis, to determine whether the derivatives used in hedging transactions are highly effective in offsetting changes in foreign currency denominated assets, liabilities and anticipated cash flows of hedged items.
SFAS 133 Accounting for Derivative Instruments, as amended by SFAS 137, 138 and 149, requires all derivative instruments to be recognized at fair value on the consolidated balance sheet and outlines the criteria to be met in order to designate a derivative instrument as a hedge and the methods for evaluating hedge effectiveness. The fair value is calculated based on quoted market prices. For derivative instruments designated as cash flow hedges as defined in SFAS 133, the effective portion of changes in fair value are recorded in other comprehensive income and subsequently reclassified to earnings in the period in which the cash flows from the associated hedged transaction affect earnings. Ineffective portions of changes in fair value, if any, are recorded in current earnings. If an anticipated transaction is deemed no longer likely to occur, the corresponding derivative instrument is de-designated as a hedge and gains and losses are recognized in earnings at that time. Any future changes in the fair value of the instrument are recognized in current earnings.
For derivative instruments that do not meet the requirements for hedge accounting under SFAS 133, changes in fair value are recognized in current earnings and will generally offset the changes in the U.S. dollar value of the associated hedged asset or liability.
(j) Inventories
Raw materials are stated at the lower of cost and replacement cost. Work in process and finished goods inventories are stated at the lower of cost and net realizable value. Cost includes the cost of materials plus direct labour applied to the product and the applicable share of manufacturing overhead. Cost is determined on a first-in-first-out basis.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
(k) Capital assets
Capital assets are stated at cost less accumulated amortization. No amortization is provided for construction in progress until the assets are ready for use. Amortization is provided using the following rates and methods:

Buildings, leaseholds and other	Straight-line over terms between 5 and 40 years
BlackBerry operations and other information technology	Straight-line over terms between 3 and 5 years
Manufacturing equipment, research and development equipment and tooling	Straight-line over terms between 2 and 8 years
Furniture and fixtures	Declining balance at 20% per annum
(l) Intangible assets
Intangible assets are stated at cost less accumulated amortization and are comprised of licenses, patents and acquired technology. Acquired technology consists of purchased developed technology arising from the Company’s corporate acquisitions. Licenses include licenses or agreements that the Company has negotiated with third parties upon use of third parties’ technology. Patents comprise trademarks, internally developed patents, as well as individual patents or portfolios of patents acquired from third parties. Costs capitalized and subsequently amortized include all costs necessary to acquire intellectual property, such as patents and trademarks, as well as legal defense costs arising out of the assertion of any Company-owned patents.
Intangible assets are amortized as follows:

Acquired technology	Straight-line over 2 to 5 years except for acquired in-process research and development costs which is expensed immediately
Licenses	Straight-line over terms of the license agreements or on a per unit basis based upon the anticipated number of units sold during the terms, subject to a maximum of 5 years
Patents	Straight-line over 17 years or over estimated useful life
(m) Goodwill
Goodwill represents the excess of the purchase price of business acquisitions over the fair value of identifiable net assets acquired in such acquisitions. Goodwill is allocated as at the date of the business combination. Goodwill is not amortized, but is tested for impairment annually, or more frequently if events or changes in circumstances indicate the asset might be impaired.
The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit including goodwill is compared with its fair value. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired, and the second step is unnecessary.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
In the event that the fair value of the reporting unit, including goodwill, is less than the carrying value, the implied fair value of the reporting unit’s goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. The implied fair value of goodwill is determined in the same manner as the value of goodwill is determined in a business combination using the fair value of the reporting unit as if it were the purchase price. When the carrying amount of the reporting unit goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess and is presented as a separate line item in the consolidated statements of operations.
The Company has one reporting unit which is the consolidated Company.
(n) Impairment of long-lived assets
The Company reviews long-lived assets such as property, plant and equipment and intangible assets with finite useful lives for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the total of the expected undiscounted future cash flows is less than the carrying amount of the asset, a loss is recognized for the excess of the carrying amount over the fair value of the asset.
(o) Income taxes
In accordance with SFAS 109 Accounting for Income Taxes, the Company uses the liability method of tax allocation to account for income taxes. Under this method, deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities, and measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company’s deferred income tax asset balance represents temporary differences between the financial reporting and tax basis of assets and liabilities, including research and development costs and incentives, capital assets, non-deductible reserves and operating loss carryforwards, net of valuation allowances. The Company considers both positive evidence and negative evidence, to determine whether, based upon the weight of that evidence, a valuation allowance is required. Judgment is required in considering the relative impact of negative and positive evidence. The Company records a valuation allowance to reduce deferred income tax assets to the amount that is more likely than not to be realized. If the Company determines that it is more likely than not that it will not be able to realize all or part of its deferred income tax assets in future fiscal periods, the valuation allowance would be increased, resulting in a decrease to net income in the reporting periods when such determinations are made.
The Company uses the flow-through method to account for investment tax credits (“ITCs”) earned on eligible scientific research and experimental development expenditures. Under this method, the ITCs are recognized as a reduction to income tax expense.
The Company uses Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) in assessing its uncertain tax positions and provision for income taxes. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109, and prescribes a recognition threshold of more likely than not to be sustained upon examination. In addition, FIN 48 provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods and disclosure and transitions.
(p) Revenue recognition
The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement, the product has been delivered or the services have been provided to the customer, the sales price is fixed or determinable and

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
collectability is reasonably assured. In addition to this general policy, the following paragraphs describe the specific revenue recognition policies for each major category of revenue.
Devices
Revenue from the sales of BlackBerry devices is recognized when title is transferred to the customer and all significant contractual obligations that affect the customer’s final acceptance have been fulfilled. For hardware products for which software is deemed not to be incidental, the Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2, Software Revenue Recognition (“SOP 97-2”). The Company records reductions to revenue for estimated commitments related to price protection and for customer incentive programs, including reseller and end-user rebates. The estimated cost of the incentive programs are accrued based on historical experience, as a reduction to revenue in the period the Company has sold the product and committed to a plan. Price protection is accrued as a reduction to revenue based on estimates of future price reductions and certain agreed customer inventories at the date of the price adjustment.
Provisions are made at the time of sale for warranties, royalties, price protection, rebates and estimated product returns. If the historical data the Company uses to estimate product returns does not properly reflect future returns, these estimates could be revised. If future returns are higher than estimated, they would result in a reduction of revenue. To date, returns of devices and other products have been negligible. As a result, the Company’s accrual with respect to such product returns is not significant.
Service
Revenue from service is recognized rateably on a monthly basis when the service is provided. In instances where the Company bills the customer prior to performing the service, the prebilling is recorded as deferred revenue.
Software
Revenue from licensed software is recognized at the inception of the license term in accordance with SOP 97-2. When the fair value of a delivered element has not been established, the Company uses the residual method to recognize revenue if the fair value of undelivered elements is determinable. Revenue from software maintenance, unspecified upgrades and technical support contracts is recognized over the period that such items are delivered or that services are provided.
Other
Revenue from the sale of accessories is recognized when title is transferred to the customer and all significant contractual obligations that affect the customer’s final acceptance have been fulfilled. Technical support contracts extending beyond the current period are recorded as deferred revenue. Revenue from repair and maintenance programs is recognized when the service is delivered which is when the title is transferred to the customer and all significant contractual obligations that affect the customer’s final acceptance have been fulfilled. Revenue for non-recurring engineering contracts is recognized as specific contract milestones are met. The attainment of milestones approximates actual performance.
Shipping and handling costs
Shipping and handling costs charged to earnings are included in Cost of sales where they can be reasonably attributed to certain revenue; otherwise they are included in Selling, Marketing and Administration.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
Multiple-element arrangements
The Company enters into transactions that represent multiple-element arrangements which may include any combination of hardware, service and software. These multiple-element arrangements are assessed to determine whether they can be separated into more than one unit of accounting or element for the purpose of revenue recognition. When the appropriate criteria for separating revenue into more than one unit of accounting is met and there is vendor specific objective evidence of fair value for all units of accounting or elements in an arrangement, the arrangement consideration is allocated to the separate units of accounting or elements based on each unit’s relative fair value. This vendor specific objective evidence of fair value is established through prices charged for each revenue element when that element is sold separately. The revenue recognition policies described above are then applied to each unit of accounting.
(q) Research and development
Research costs are expensed as incurred. Development costs for BlackBerry devices and licensed software to be sold, leased or otherwise marketed are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers pursuant to SFAS 86 Accounting for the Costs of Computer Software to be Sold, Leased, of Otherwise Marketed. The Company’s products are generally released soon after technological feasibility has been established and therefore cost incurred subsequent to achievement of technological feasibility are not significant and have been expensed as incurred.
(r) Comprehensive income (loss)
SFAS 130 Reporting Comprehensive Income establishes standards for the reporting and display of comprehensive income and its components in general-purpose financial statements. Comprehensive income is defined as the change in net assets of a business enterprise during a period from transactions and other events and circumstances from non-owner sources and includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The reportable items of comprehensive income are cash flow hedges as described in note 17 and changes in the fair value of investments available for sale as described in note 4. Realized gains or losses on available-for-sale investments are reclassified into earnings using the specific identification basis.
(s) Earnings per share
Earnings per share is calculated based on the weighted-average number of shares outstanding during the year. The treasury stock method is used for the calculation of the dilutive effect of stock options.
(t) Stock-based compensation plans
The Company has stock-based compensation plans, which are described in note 11(b).
The Company records stock-based compensation expense in accordance with SFAS 123(R) Share-Based Payment. Under the provisions of SFAS 123(R), stock-based compensation expense is estimated at the grant date based on the award’s fair value as calculated by the Black-Scholes-Merton (“BSM”) option-pricing model and is recognized rateably over the vesting period. The BSM model requires various judgmental assumptions including volatility and expected option life. In addition, judgment is also applied in estimating the amount of share-based

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
awards that are expected to be forfeited, and if actual results differ significantly from these estimates, stock-based compensation expense and our results of operations would be impacted.
The BSM option-pricing model used in SFAS 123(R) is consistent with that used in pro forma disclosures under SFAS 123 Accounting for Stock-Based Compensation, however, SFAS 123(R) requires the Company to factor in an expected forfeiture rate in establishing the expense while under SFAS 123 the Company accounted for forfeitures as they occurred. In fiscal 2007, the Company used the modified prospective transition (“MPT”) method as permitted by SFAS 123(R) to record stock-based compensation expense. Stock-based compensation expense calculated using the MPT approach is recognized on a prospective basis in the financial statements for all new and unvested stock options that are ultimately expected to vest as the requisite service is rendered beginning in the Company’s fiscal 2007 year. Stock-based compensation expense for awards granted prior to fiscal 2007 is based on the grant-date fair value as determined under the pro forma provisions of SFAS 123.
Under SFAS 123(R), any consideration paid by employees on exercise of stock options plus any recorded stock-based compensation within additional paid-in capital related to that stock option is credited to capital stock.
The Company has a Restricted Share Unit Plan (the “RSU Plan”) under which eligible participants include any officer or employee of the Company or its subsidiaries. Restricted Share Units (“RSUs”) are redeemed for either common shares issued by the Company, common shares purchased on the open market or the cash equivalent on the vesting dates established by the Company. The Company has classified the RSUs as equity instruments as the Company has the ability and intent on settling the awards in shares. The compensation expense is calculated based on the fair value of the award as defined in SFAS 123(R) and the amount is recognized over the vesting period of the RSU.
The Company has a Deferred Share Unit Plan (the “DSU Plan”) adopted by the Board of Directors on December 20, 2007, under which each independent director will be credited with Deferred Share Units (“DSUs”) in satisfaction of all or a portion of the cash fees otherwise payable to them for serving as a director of the Company. Grants under the DSU plan replace the stock option awards that were historically granted to independent members of the Board of Directors. At a minimum, 50% of each independent director’s annual retainer will be satisfied in the form of DSUs. The director can elect to receive the remaining 50% in any combination of cash and DSUs. Within a specified period after such a director ceases to be a director, DSUs will be redeemed for cash with the redemption value of each DSU equal to the weighted average trading price of the Company’s shares over the five trading days preceding the redemption date. Alternatively, subject to receipt of shareholder approval, the Company may elect to redeem DSUs by way of shares purchased on the open market or issued by the Company.
DSUs are accounted for as liability-classified awards under the provisions of SFAS 123(R). These awards are measured at their fair value on the date of issuance, and remeasured at each reporting period, until settlement. DSUs are awarded on a quarterly basis.
(u) Warranty
The Company provides for the estimated costs of product warranties at the time revenue is recognized. BlackBerry devices are generally covered by a time-limited warranty for varying periods of time. The Company’s warranty obligation is affected by product failure rates, differences in warranty periods, regulatory developments with respect to warranty obligations in the countries in which the Company carries on business, freight expense, and material usage and other related repair costs.
The Company’s estimates of costs are based upon historical experience and expectations of future return rates and unit warranty repair cost. If the Company experiences increased or decreased warranty activity, or increased or

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
decreased costs associated with servicing those obligations, revisions to the estimated warranty liability would be recognized in the reporting period when such revisions are made.
(v) Advertising costs
The Company expenses all advertising costs as incurred. These costs are included in Selling, marketing and administration.
2. ADOPTION OF ACCOUNTING POLICIES
The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of SFAS 115
In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 159 The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of SFAS 115 (“SFAS 159”). SFAS 159 permits entities to measure many financial instruments and certain other items at fair value that currently are not required to be measured at fair value. If elected, unrealized gains or losses on certain items will be reported in earnings at each subsequent reporting period. SFAS 159 is effective for the Company as of the beginning of its 2009 fiscal year. The Company did not adopt the fair value measurement provisions of this statement.
Fair Value Measurements
In September 2006, the FASB issued SFAS 157 Fair Value Measurements (“SFAS 157”). SFAS 157 clarifies the definition of fair value, establishes a framework for measurement of fair value, and expands disclosure about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, except as amended by FASB Staff Position (“FSP”) SFAS 157-1 and FSP SFAS 157-2 which is effective for fiscal years beginning after November 15, 2008. FSP SFAS 157-1 and FSP SFAS 157-2 allow partial adoption relating to fair value measurements for non-financial assets and liabilities that are not measured at fair value on a recurring basis. Effective March 2, 2008, the Company adopted SFAS 157, except as it applies to the nonfinancial assets and nonfinancial liabilities subject to FSP SFAS 157-2, with the impact described in note 4. The Company will adopt the remaining portion of SFAS 157 in the first quarter of fiscal 2010 and does not expect the adoption to have a material impact on the Company’s results of operations and financial condition.
Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133
In March 2008, the FASB issued SFAS 161 Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 enhances the current disclosure framework in SFAS 133 and requires enhanced disclosures about why an entity uses derivative instruments, how derivative instruments are accounted for under SFAS 133 and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The Company adopted SFAS 161 in the fourth quarter of fiscal 2009 with the required additional disclosures presented in note 17.
The Hierarchy of Generally Accepted Accounting Principles
In May 2008, the FASB issued SFAS 162 The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 outlines the order of authority for the sources of accounting principles. SFAS 162 is effective 60 days following the Securities and Exchange Commission’s (“SEC”) approval of the Public Company Accounting Oversight Board (“PCAOB”) amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The SEC approved the PCAOB amendments to AU Section 411 in September 2008, therefore SFAS 162 became effective for mid November 2008. The

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
implementation of SFAS 162 did not have a material impact on the Company’s results of operations and financial condition.
3. RECENTLY ISSUED PRONOUNCEMENTS
Business Combinations
In December 2007, the FASB issued SFAS 141(R) Business Combinations (“SFAS 141(R)”). SFAS 141(R) replaces SFAS 141 Business Combinations (“SFAS 141”). SFAS 141(R) is broader in scope than SFAS 141 which applied only to business combinations in which control was obtained by transferring consideration. SFAS 141(R) applies to all transactions and other events in which one entity obtains control over one or more other businesses. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008 and the Company will adopt the standard in the first quarter of fiscal 2010 and its effects are not material to the Company’s results of operations and financial condition, as of the filing date, including an acquisition subsequent to year end.
Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB 51
In December 2007, the FASB issued SFAS 160 Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB 51 (“SFAS 160”). SFAS 160 requires that the noncontrolling interest in the equity of a subsidiary be accounted for and reported as equity, provides revised guidance on the treatment of net income and losses attributable to the noncontrolling interest and changes in ownership interests in a subsidiary and requires additional disclosures that identify and distinguish between the interests of the controlling and noncontrolling owners. The Company will adopt the standard in the first quarter of fiscal 2010 and does not expect the adoption of SFAS 160 to have a material impact on the Company’s results of operations and financial condition.
Determination of the Useful Life of Intangible Assets
In April 2008, the FASB issued FSP SFAS 142-3 Determination of the Useful Life of Intangible Assets (“FSP SFAS 142-3”). FSP SFAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of the recognized intangible asset under SFAS 142, Goodwill and Other Intangible Assets. The intent of the guidance is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R). For a recognized intangible asset, an entity will be required to disclose information that enables users of the financial statements to assess the extent to which expected future cash flows associated with the asset are affected by the entity’s intent and/or ability to renew or extend the arrangement. FSP SFAS 142-3 is effective for fiscal years beginning after December 15, 2008. The Company will adopt the standard in the first quarter of fiscal 2010 and does not expect the adoption will have a material impact on the Company’s results of operations and financial condition.
International Financial Reporting Standards
In November 2008, the SEC announced a proposed roadmap for comment regarding the potential use by U.S. issuers of financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”). IFRS is a comprehensive series of accounting standards published by the International Accounting Standards Board. Under the proposed roadmap, the Company could be required to prepare financial statements and accompanying notes in accordance with IFRS in fiscal 2015. The SEC will make a determination in 2011 regarding the mandatory adoption of IFRS. The Company is currently assessing the impact that this proposed change would have on the consolidated financial statements, accompanying notes and disclosures, and will continue to monitor the development of the potential implementation of IFRS.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
4. CASH AND CASH EQUIVALENTS AND INVESTMENTS
The components of cash and investments were as follows:

		Unrealized	Unrealized	Recorded	Cash and Cash	Short-term	Long-term
	Cost Basis	Gains	Losses	Basis	Equivalents	Investments	Investments

As at February 28, 2009
Bank balances	$477,855	$—	$—	$477,855	$477,855	$—	$—
Money market fund	5,000	—	—	5,000	5,000	—	—
Bank certificates of deposit	14,963	8	—	14,971	—	14,971	—
Auction-rate securities	40,529	—	(7,687)	32,842	—		32,842
Commercial paper and corporate notes / bonds	404,623	3,608	(443)	407,788	124,720	145,605	137,463
US treasury notes	245,050	717	(153)	245,614	19,398	205,633	20,583
Government sponsored enterprise notes	666,627	2,922	(178)	669,371	208,573	316,457	144,341
Asset-backed securities	379,091	2,658	(1,540)	380,209	—	—	380,209
Other cost investments	5,197	—	—	5,197	—	—	5,197

	$2,238,935	$9,913	$(10,001)	$2,238,847	$835,546	$682,666	$720,635

As at March 1, 2008
Bank balances	$125,904	$—	$—	$125,904	$125,904	$—	$—
Bank term deposits	116,768	—	—	116,768	114,909	1,859	—
Bank certificates of deposit	93,280	27	(2)	93,305	37,818	55,487	—
Auction-rate securities	55,067	—	(3,230)	51,837	—	14,512	37,325
Commercial paper and corporate notes / bonds	1,041,835	3,442	(54)	1,045,223	666,114	255,975	123,134
Government sponsored enterprise notes	606,879	3,468	(67)	610,280	239,653	92,876	277,751
Asset-backed securities	291,689	3,504	(14)	295,179	—	—	295,179
Other cost investments	5,500	—	—	5,500	—	—	5,500

	$2,336,922	$10,441	$(3,367)	$2,343,996	$1,184,398	$420,709	$738,889

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
The contractual maturities of cash and cash equivalents and investments at February 28, 2009 were recorded as follows:

	Cost	Fair
	Basis	Value

Due in one year or less	$1,516,825	$1,518,211
Due after one year through five years	550,447	556,084
Due after five years through ten years	125,937	126,513
Due after ten years	40,529	32,842
No fixed maturity date	5,197	5,197

	$2,238,935	$2,238,847

Realized gains and losses on available-for-sale securities comprise the following:

	For the year ended
	February 28,	March 1,	March 3,
	2009	2008	2007

Realized gains	$158	$10	$—
Realized losses	(1,801)	(410)	—

	$(1,643)	$(400)	$—

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
Investments with continuous unrealized losses for less than and greater than 12 months and their related fair values were as follows:

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	losses	Fair Value	losses	Fair Value	losses

As at February 28, 2009

Government sponsored enterprise notes	$231,955	$178	$—	$—	$231,955	$178
Commercial paper and corporate bonds	81,077	391	19,997	52	101,074	443
U.S. treasury notes	130,713	153	—	—	130,713	153
Asset-backed securities	125,019	1,540	—	—	125,019	1,540
Auction-rate securities	—	—	32,842	7,687	32,842	7,687

	$568,764	$2,262	$52,839	$7,739	$621,603	$10,001

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	losses	Fair Value	losses	Fair Value	losses

As at March 1, 2008

Government sponsored enterprise notes	$11,520	$67	$—	$—	$11,520	$67
Commercial paper and corporate bonds	199,726	36	10,648	18	210,374	54
Asset-backed securities	6,820	2	6,694	12	13,514	14
Auction-rate securities	37,326	3,230	—	—	37,326	3,230
Bank certificates of deposit	30,175	2	—	—	30,175	2

	$285,567	$3,337	$17,342	$30	$302,909	$3,367

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
Auction-rate securities account for $7.7 million of the total $10.0 million unrealized losses. Auction-rate securities are debt instruments with long-term nominal maturity dates for which the interest rates are reset through a dutch auction process, typically every 7, 28 or 35 days. Interest is paid at the end of each auction period and the auction normally serves as the mechanism for securities holders to sell their existing positions to interested buyers. As at February 28, 2009, the Company held $40.5 million in face value of auction rate securities that are experiencing failed auctions as a result of more sell orders than buy orders and these auctions have not yet returned to normal operations. The interest rate for these securities has been set at the maximum rate specified in the program documents and interest continues to be paid every 28 days as scheduled. As a result of the lack of continuing liquidity in these securities, the Company has adjusted the reported value to reflect an unrealized loss of $7.7 million, which the Company considers temporary and is reflected in other comprehensive income. In valuing these securities, the Company used a multi-year investment horizon and considered the underlying risk of the securities and the current market interest rate environment. The Company has the ability and intent to hold these securities until such time that market liquidity returns to normal levels and does not consider the principal or interest amounts on these securities to be materially at risk at this time. As there is uncertainty as to when market liquidity for auction-rate securities will return to normal, the Company has classified the auction-rate securities as long-term investments on the balance sheet. As at February 28, 2009, the Company does not consider these long-term investments to be other-than-temporarily impaired.
The additional unrealized losses of $2.3 million for investment grade debt securities were related to changes in interest rates and overall market conditions. The Company believes that it is probable that it will be able to collect all amounts due according to the contractual terms of the investments. The Company has the ability and intent to hold these investments until there is a recovery of fair value which may be at maturity. As a result, the Company does not consider these investments to be other-than-temporarily impaired as at February 28, 2009.
A Structured Investment Vehicle (“SIV”) is a fund that seeks to generate investment returns by purchasing high grade long-term fixed income instruments and funding those purchases by issuing short-term debt instruments. In late 2007, widespread illiquidity in the market has prevented SIVs from accessing necessary funding for ongoing operations. In determining the value for these securities, the Company has considered available evidence including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the fair value has been less than cost, the financial condition, the near-term prospects of the individual investment and the Company’s intent and ability to hold the debt securities.
The outstanding SIV holdings have been placed with an enforcement manager to be restructured or sold at the election of each senior note holder. The Company has elected to participate in the restructuring of the securities. The Company believes that the anticipated restructuring will likely result in extended maturities and/or a pro-rata distribution of proceeds from the income and principal payments on the assets underlying the securities. As part of this process, the Company received a total of $4.5 million in principal and interest payments from the SIV. As at February 28, 2009, the Company held $22.5 million face value of SIV securities that were negatively impacted by the changes in market conditions and has not recorded any other-than-temporary impairment charges in fiscal 2009 (in fiscal 2008, the Company recorded an other-than-temporary impairment charge of $3.8 million). Given the uncertainty of the restructuring at this time, the Company cannot determine the potential impact that a restructuring will have on the value of these securities and has classified these securities as long-term investments. The Company may recognize additional impairment charges on these securities if the restructuring is unsuccessful or there is an other-than-temporary deterioration in the value of the underlying assets.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
Fair Value Measurements

SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:
• Level 1 — Unadjusted quoted prices at the measurement date for identical assets or liabilities in active markets.
• Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
• Level 3 — Significant unobservable inputs which are supported by little or no market activity.
The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis:

As at February 28, 2009	Level 1	Level 2	Level 3	Total

Assets
Available-for-sale investments	$5,000	$1,699,251	$51,544	$1,755,795
Derivative instruments	—	70,100	—	70,100

Total Assets	$5,000	$1,769,351	$51,544	$1,825,895

Liabilities
Derivative instruments	—	56,827	—	56,827

Total Liabilities	$—	$56,827	$—	$56,827

The following table summarizes the changes in fair value of the Company’s Level 3 assets at February 28, 2009:

For the year ended February 28, 2009	Level 3

Balance at March 1, 2008	$59,418
Unrealized changes in fair value included in other comprehensive income	(4,457)
Accrued interest	1,072
Transfers out of Level 3	(4,489)

Balance at February 28, 2009	$51,544

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
5. INVENTORY
Inventory is comprised as follows:

	February 28,	March 1,
	2009	2008

Raw materials	$464,497	$167,185
Work in process	250,728	239,610
Finished goods	35,264	9,233
Provision for excess and obsolete inventory	(68,089)	(19,761)

	$682,400	$396,267

6. CAPITAL ASSETS
Capital assets are comprised of the following:

	February 28, 2009
		Accumulated	Net book
	Cost	amortization	value

Land	$90,257	$—	$90,257
Buildings, leaseholds and other	608,213	70,017	538,196
BlackBerry operations and other information technology	732,486	316,398	416,088
Manufacturing equipment, research and development equipment, and tooling	247,608	108,676	138,932
Furniture and fixtures	244,502	93,327	151,175

	$1,923,066	$588,418	$1,334,648

	March 1, 2008
		Accumulated	Net book
	Cost	amortization	value

Land	$54,085	$—	$54,085
Buildings, leaseholds and other	327,645	46,708	280,937
BlackBerry operations and other information technology	436,681	225,061	211,620
Manufacturing equipment, research and development equipment, and tooling	167,618	95,448	72,170
Furniture and fixtures	150,911	63,768	87,143

	$1,136,940	$430,985	$705,955

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
As at February 28, 2009, the carrying amount of assets under construction is $88.9 million (March 1, 2008 — $93.9 million). Of this amount, $50.0 million (March 1, 2008 — $63.9 million) is included in Buildings, leaseholds and other; $35.8 million (March 1, 2008 — $20.4 million), is included in BlackBerry operations and other information technology; and $3.2 million (March 1, 2008 — $9.6 million) is included in Manufacturing equipment, research and development equipment, and tooling.
For the year ended February 28, 2009, amortization expense related to capital assets was $203.4 million (March 1, 2008 — $133.1 million; March 3, 2007 — $93.5 million).
7. INTANGIBLE ASSETS
Intangible assets are comprised of the following:

	February 28, 2009
		Accumulated	Net book
	Cost	amortization	value

Acquired technology	$92,819	$41,518	$51,301
Licenses	427,471	61,112	366,359
Patents	733,632	84,765	648,867

	$1,253,922	$187,395	$1,066,527

	March 1, 2008
		Accumulated	Net book
	Cost	amortization	value

Acquired technology	$59,674	$29,749	$29,925
Licenses	94,444	32,410	62,034
Patents	399,232	21,203	378,029

	$553,350	$83,362	$469,988

During fiscal 2009, the Company entered into agreements with third parties totalling $353.5 million for the use of intellectual property, software, messaging services and other BlackBerry related features. In addition, the Company entered into several agreements to acquire portfolios of patents relating to wireless communication technologies totalling $279.5 million.
During fiscal 2008, the Company entered into a patent assignment and license agreement to acquire a portfolio of patents for GSM/UMTS technologies. The purchase price was 120 million Euros or $172.3 million. In addition, the Company entered into a patent assignment and license agreement to acquire a portfolio of patents for speech coding technology. The purchase price was $90.0 million.
The acquired patents were recorded as Intangible assets and are being amortized over their estimated useful lives.
For the year ended February 28, 2009, amortization expense related to intangible assets was $124.5 million

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
(March 1, 2008 — $44.3 million; March 3, 2007 — $32.9 million). Total additions to intangible assets in fiscal 2009 were $721.1 million (2008 — $376.1 million).
Based on the carrying value of the identified intangible assets as at February 28, 2009 and assuming no subsequent impairment of the underlying assets, the annual amortization expense for the next five fiscal years is expected to be as follows: 2010 — $221 million; 2011 — $159 million; 2012 — $93 million; 2013 — $89 million; and 2014 — $87 million.
The weighted-average remaining useful life of the acquired technology is 3.7 years (2008 — 3.2 years).
8. BUSINESS ACQUISITIONS
The Company purchased 100% of the common shares of Chalk Media Corp (“Chalk”). The transaction closed on January 30, 2009. Chalk is the developer of Mobile chalkboard™, which enables the rapid creation and secure, tracked deployment of media-rich “Pushcasts”™ to BlackBerry smartphones.
The Company purchased 100% of the common shares of a company whose proprietary software will be incorporated into the Company’s software. The transaction closed on February 13, 2009.
In the acquisitions noted above, the consideration paid by the Company was cash and the results of the acquirees’ operations have been included in the consolidated financial statements commencing from each respective closing date to February 28, 2009.
During fiscal 2008, the Company purchased the assets and intellectual property of a company. The transaction closed on November 19, 2007. In addition, the Company purchased 100% of the common shares of a company whose proprietary software will be incorporated into the Company’s software. The transaction closed on August 22, 2007.
During fiscal 2007, the Company purchased 100% of the common shares of a company whose proprietary software will be incorporated into the Company’s software. The transaction closed on September 22, 2006.
During fiscal 2007, the Company purchased 100% of the common shares of Slipstream Data Inc. (“Slipstream”). The transaction closed on July 7, 2006. Slipstream provides acceleration, compression and network optimization to enhance the online experience for mobile, dial and broadband subscribers, while significantly reducing bandwidth requirements.
During fiscal 2007, the Company purchased 100% of the common shares of Ascendent Systems Inc. (“Ascendent”). The transaction closed on March 9, 2006. Ascendent specializes in enterprise solutions to simplify voice mobility implementations and allows the Company to further extend and enhance the use of wireless communications by offering a voice mobility solution that helps customers align their mobile voice and data strategies.
The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition along with prior year’s acquisition allocations:

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated

	For the year ended
	February 28,	March 1,	March 3,
	2009	2008	2007

Assets purchased
Current assets	$1,155	$23	$3,707
Capital assets	494	—	802
Deferred income tax asset	3,097	—	10,440
Acquired technology	31,226	1,035	40,266
In-process research and development	1,919	—	—
Patents	—	960	—
Goodwill	23,117	4,523	80,906

	61,008	6,541	136,121

Liabilities assumed	12,583	—	8,597
Deferred income tax liability	—	341	11,334

	12,583	341	19,931

Net non-cash assets acquired	48,425	6,200	116,190
Cash acquired	1,421	1	3,649

Net assets acquired	$49,846	$6,201	$119,839

Consideration
Cash	$49,846	$6,201	$119,839

The acquisitions were accounted for using the purchase method whereby identifiable assets acquired and liabilities assumed were recorded at their estimated fair value as of the date of acquisition. The excess of the purchase price over such fair value was recorded as goodwill. In-process research and development is charged to Amortization expense immediately after acquisition.
The weighted average remaining amortization period of the acquired technology related to the business acquisitions completed in fiscal 2009 is 4.6 years (2008 — 4.6 years).
On February 10, 2009, the Company entered into an agreement with Certicom Corp. (“Certicom”) by way of statutory plan of arrangement to acquire all of the issued and outstanding common shares at a price of CAD $3.00 for each common share of Certicom or approximately CAD $131 million (approximately $102 million). The transaction closed on March 23, 2009, subsequent to the Company’s fiscal 2009 year. Certicom technology protects the value of content, applications and devices with government approved security using Elliptic Curve Cryptography. The Company has not provided a preliminary purchase price allocation due to lack of access to the required information during the unsolicited bid stage of the offer and the limited amount of time between the closing date of the transaction and the filing date of these consolidated financial statements.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
9. INCOME TAXES
The difference between the amount of the provision for income taxes and the amount computed by multiplying income before income taxes by the statutory Canadian tax rate is reconciled as follows:

	For the year ended
	February 28,	March 1,	March 3,
	2009	2008	2007

Statutory Canadian tax rate	33.4%	35.7%	36.1%

Expected income tax provision	$935,881	$645,994	$310,215
Differences in income taxes resulting from:
Foreign exchange	99,575	(30,826)	(2,111)
Investment tax credits	(81,173)	(58,726)	(37,054)
Manufacturing and processing activities	(49,808)	(24,984)	(12,097)
Foreign tax rate differences	(16,273)	(29,909)	(37,574)
Non-deductible stock compensation	10,500	10,400	6,394
Enacted tax rate changes	1,260	(4,648)	(2,778)
Other differences	7,785	9,352	2,378

	$907,747	$516,653	$227,373

	For the year ended
	February 28,	March 1,	March 3,
	2009	2008	2007

Income before income taxes:
Canadian	$2,583,976	$1,635,074	$718,004
Foreign	216,387	175,446	140,941

	$2,800,363	$1,810,520	$858,945

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
The provision for (recovery of) income taxes consists of the following:

	For the year ended
	February 28,	March 1,	March 3,
	2009	2008	2007

Provision for (recovery of) income taxes:

Current
Canadian	$880,035	$555,895	$114,073
Foreign	68,501	31,950	9,480
Deferred
Canadian	(36,013)	(73,294)	100,261
Foreign	(4,776)	2,102	3,559

	$907,747	$516,653	$227,373

Deferred income tax assets and liabilities consist of the following temporary differences:

	As at
	February 28,	March 1,
	2009	2008

Assets
Non-deductible reserves	$177,669	$102,737
Tax loss carryforwards	11,176	18,245
Unrealized losses on financial instruments	1,902	—
Other tax carryforwards	3,972	247

Net deferred income tax assets	194,719	121,229

Liabilities
Capital assets	91,193	68,140
Research and development	20,283	11,468
Unrealized gains on financial instruments	—	11,383

Net deferred income tax liabilities	111,476	90,991

Net deferred income tax asset	$83,243	$30,238

Deferred income tax asset — current	$183,872	$90,750
Deferred income tax liability — current	(13,116)	—
Deferred income tax asset — long term	404	4,546
Deferred income tax liability — long-term	(87,917)	(65,058)

	$83,243	$30,238

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
The Company determined that it was more likely than not that it can realize its deferred income tax assets. Accordingly, no valuation allowance is required on its deferred income tax assets as at February 28, 2009 (March 1, 2008 — $nil). The Company will continue to evaluate and examine the valuation allowance on a regular basis and when required, the valuation allowance may be adjusted.
The Company has not provided for Canadian deferred income taxes or foreign withholding taxes that would apply on the distribution of the earnings of its non-Canadian subsidiaries, as these earnings are intended to be reinvested indefinitely.
The Company’s total unrecognized income tax benefits as at March 2, 2008 and February 28, 2009 were $175.4 million and $137.4 million respectively. The change in unrecognized income tax benefits during fiscal 2009 relates to a $39.9 million decrease due to changes in measurement of existing uncertain tax positions related to the depreciation of the Canadian dollar versus U.S. dollar, enacted tax rate changes and other measurement criteria, a $2.4 million decrease related to the settlement of an unrecognized income tax benefit related to ITCs on research and development expenditures, and a $4.3 million increase in uncertain tax positions related ITCs on research and development expenditures and transfer pricing matters. A reconciliation of the beginning and ending amount of unrecognized income tax benefits is as follows:

(in millions)
Unrecognized income tax benefits balance as at March 2, 2008	$175.4
Foreign exchange	(39.1)
Gross increase for tax positions of prior years	4.3
Settlement of tax positions	(2.4)
Other	(0.8)

Unrecognized income tax benefits balance as at February 28, 2009	$137.4

As at February 28, 2009, the total unrecognized income tax benefits of $137.4 million includes approximately $104.5 million of unrecognized income tax benefits that have been netted against related deferred income tax assets. The remaining $32.9 million is recorded within current taxes payable and other non-current taxes payable on the Company’s consolidated balance sheet as of February 28, 2009.
The Company’s total unrecognized income tax benefits that, if recognized, would affect the Company’s effective tax rate were $175.4 million and $137.4 as March 2, 2008 and February 28, 2009, respectively.
A summary of open tax years by major jurisdiction is presented below:

Canada (1)	Fiscal 2001 — 2009
United States (1)	Fiscal 2003 — 2009
United Kingdom	Fiscal 2004 — 2009

(1)	Includes federal as well as provincial and state jurisdictions, as applicable.
The Company is subject to ongoing examination by tax authorities in the jurisdictions in which it operates. The

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
Company regularly assesses the status of these examinations and the potential for adverse outcomes to determine the adequacy of the provision for income taxes. Specifically, the Canada Revenue Agency (“CRA”) recently concluded examining Scientific Research and Experimental Investment Tax Credit elements of the Company’s fiscal 2001 to fiscal 2005 Canadian corporate tax filings. At this time, the Company cannot reasonably anticipate when the CRA will complete the remaining elements of its’ fiscal 2001 to fiscal 2005 examination. The CRA has also given the Company notice that it will begin examining the Company’s fiscal 2006, fiscal 2007 and fiscal 2008 Canadian corporate tax filings in the 2009 calendar year.
The Company has other non-Canadian income tax audits pending. While the final resolution of these audits is uncertain, the Company believes the ultimate resolution of these audits will not have a material adverse effect on its consolidated financial position, liquidity or results of operations. The Company believes it is reasonably possible that approximately $8.5 million of its gross unrecognized income tax benefit will decrease during fiscal 2010.
The Company recognizes interest and penalties related to unrecognized income tax benefits as interest expense that is netted and reported within Investment income. The amount of interest and penalties accrued as at March 2, 2008 and February 28, 2009 is approximately $4.4 million and $5.4 million, respectively.
On March 12, 2009, the Government of Canada enacted changes to the Income Tax Act (Canada) that allows RIM to calculate its fiscal 2009 Canadian income tax expense based on the U.S. dollar (the Company’s functional currency). As such, the Company will record net benefits of approximately $70 — $100 million relating to the enactment of the changes to the Income Tax Act (Canada) in the first quarter of fiscal 2010.
10. LONG-TERM DEBT
The Company repaid its outstanding mortgage balance on February 27, 2009. Interest expense on long-term debt for the year was $502 (March 1, 2008 — $518; March 3, 2007 — $494).
The Company has a $100.0 million Demand Credit Facility (the “Facility”) to support and secure operating and financing requirements. As at February 28, 2009, the Company has utilized $6.5 million of the Facility for outstanding letters of credit and $93.5 million of the Facility is unused. The Company has pledged specific investments as security for this Facility.
The Company has an additional $2.0 million Demand Credit Facility (the “Additional Facility”). The Additional Facility is used to support and secure other operating and financing requirements. As at February 28, 2009, the Company has utilized $1.1 million of the Additional Facility for outstanding letters of credit and $915 of this facility is unused.
11. CAPITAL STOCK
(a) Share capital
The Company is authorized to issue an unlimited number of non-voting, redeemable, retractable Class A common shares, an unlimited number of voting common shares and an unlimited number of non-voting, cumulative, redeemable, retractable preferred shares. There are no Class A common shares or preferred shares outstanding.
The Company declared a 3-for-1 stock split of the Company’s outstanding common shares on June 28, 2007. The

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
stock split was implemented by way of a stock dividend. Shareholders received an additional two common shares of the Company for each common share held. The stock dividend was paid on August 20, 2007 to common shareholders of record at the close of business on August 17, 2007. All share, earnings per share and stock option data have been adjusted to reflect this stock dividend.
The following details the changes in issued and outstanding common shares for the three years ended February 28, 2009:

Number
Outstanding
(000’s)
Common
Shares
Balance as at March 4, 2006	558,006

Exercise of stock options	9,126
Conversion of restricted share units	21
Common shares repurchased pursuant to Common Share Repurchase Program	(9,540)

Balance as at March 3, 2007	557,613

Exercise of stock options	5,039

Balance as at March 1, 2008	562,652

Exercise of stock options	3,565
Conversion of restricted share units	2

Balance as at February 28, 2009	566,219

On October 11, 2005, the Company’s Board of Directors approved the repurchase by the Company, from time to time, on the NASDAQ Stock Market, of up to an aggregate of 28.5 million common shares during the subsequent 12 month period. This represented approximately 5% of the Company’s outstanding shares. Pursuant to the Common Share Repurchase Program, which is no longer in effect, the Company repurchased 19.0 million common shares at a cost of $391.2 million during the third quarter of fiscal 2006 and repurchased 9.5 million common shares at a cost of $203.9 million during the second quarter of fiscal 2007 which brought the total number of common shares repurchased to the approved maximum of 28.5 million common shares. The amounts paid in excess of the per share paid-in capital of the common shares of $328.2 million in the third quarter of fiscal 2006 and $172.2 million in the second quarter of fiscal 2007 were charged to retained earnings. All common shares repurchased by the Company pursuant to the Common Share Repurchase Program have been cancelled. The common shares noted above have been adjusted to reflect the 3-for-1 stock split.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
(b) Stock-based compensation
Stock Option Plan
The Company has an incentive stock option plan for directors, officers and employees of the Company or its subsidiaries. No stock options were granted to independent directors in fiscal 2009.
The Company records stock compensation expense under SFAS 123(R) resulting in a charge to earnings of $38.1 million in fiscal 2009 (fiscal 2008 — $33.7 million; fiscal 2007 — $18.8 million).
In accordance with SFAS 123(R), the Company has presented excess tax benefits from the exercise of stock-based compensation awards as a financing activity in the consolidated statement of cash flows.
Options granted under the plan generally vest over a period of five years and are generally exercisable over a period of six years to a maximum of ten years from the grant date. The Company issues new shares to satisfy stock option exercises. There are 8.7 million stock options vested and not exercised as at February 28, 2009. There are 13.3 million stock options available for future grants under the stock option plan.
As a result of measures implemented by the Company’s Board of Directors following the Company’s Review (as more fully discussed in note 12(c)), certain outstanding stock options held by employees, directors and officers of the Company have been repriced to reflect a higher exercise price. Repriced options in fiscal 2009 include 43 stock option grants to 40 individuals in respect of options to acquire 752,775 common shares (fiscal 2008 — 87 stock option grants to 65 individuals in respect of options to acquire 9,426,000 common shares). In addition, during fiscal 2008, the Company received $8.7 million in restitution, inclusive of interest, related to incorrectly priced stock options that were exercised prior to fiscal 2008. As the repricing of stock options reflects an increase in the exercise price of the option, there is no incremental stock compensation expense related to these repricing events.
As previously disclosed, the Company’s Co-Chief Executive Officers voluntarily offered to assist the Company in defraying costs incurred in connection with the Review and the Restatement by contributing CAD $10.0 million (CAD $5.0 million by each Co-CEO) of those costs. As part of a settlement agreement reached with a pension fund, an additional CAD $5.0 million (CAD $2.5 million by each Co-CEO) was received in the third quarter of fiscal 2008. The Company received these voluntary payments in the second and third quarters of fiscal 2008 and were recorded net of income taxes as an increase to additional paid-in capital. Furthermore, as part of a settlement agreement reached with the Ontario Securities Commission (“OSC”) as more fully described in note 12(c), Messrs. Balsillie, Lazaridis and Kavelman also agreed to contribute, in aggregate, a total of approximately CAD $83.1 million to RIM, consisting of (i) a total of CAD $38.3 million to RIM in respect of the outstanding benefit arising from incorrectly priced stock options granted to all RIM employees from 1996 to 2006, and (ii) a total of CAD $44.8 million to RIM (CAD $15.0 million of which had previously been paid) to defray costs incurred by RIM in the investigation and remediation of stock options, granting practices and related governance practices at RIM. These contributions are being made through Messrs. Balsillie, Lazaridis and Kavelman undertaking not to exercise certain vested RIM options to acquire an aggregate of 1,160,129 common shares of RIM. These options have a fair value equal to the aggregate contribution amounts determined using a BSM calculation based on the last trading day prior to the day the OSC issued a notice of hearing in respect of the matters giving rise to the settlement. These options are shown as outstanding, vested and exercisable as at February 28, 2009 in the table below. Messrs. Balsillie, Lazaridis, Kavelman and Loberto have also paid a total of CAD $9.1 million to the OSC as an administrative penalty and towards the costs of the OSC’s investigation.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
In June 2007, the Board amended the Stock Option Plan to provide that options held by directors of the Company will not terminate upon a director ceasing to be a director of the Company if such person is appointed as a Director Emeritus of the Board. This resulted in a modification for accounting purposes of unvested options previously granted to two directors who where appointed Directors Emeritus during the second quarter of fiscal 2008, which in turn required the Company to record additional compensation expense in fiscal 2008 in the amount of $3.5 million.
     A summary of option activity since March 4, 2006 is shown below.

	Options Outstanding
		Weighted-	Average
		Average	Remaining	Aggregate
	Number	Exercise	Contractual	Intrinsic
	(in 000’s)	Price	Life in Years	Value

Balance as at March 4, 2006	26,883	$6.78

Granted during the year	1,752	37.15
Exercised during the year	(9,126)	4.30
Forfeited/cancelled/expired during the year	(348)	9.97

Balance as at March 3, 2007	19,161	$10.85
Granted during the year	2,518	101.60
Exercised during the year	(5,039)	10.82
Forfeited/cancelled/expired during the year	(174)	31.76

Balance as at March 1, 2008	16,466	$28.66
Exercised during the year	(3,565)	7.60
Forfeited/cancelled/expired during the year	(170)	60.25

Balance as at February 28, 2009	12,731	$27.51	2.60	$262,250

Vested and expected to vest at February 28, 2009	12,484	$26.99	2.57	$260,746

Exercisable at February 28, 2009	8,686	$15.07	1.82	$255,238

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the aggregate difference between the closing stock price of the Company’s common stock on February 28, 2009 and the exercise price for in-the-money options) that would have been received by the option holders if all in-the-money options had been exercised on February 28, 2009. The intrinsic value of stock options exercised during fiscal 2009, calculated using the average market price during the period, was approximately $82 per share.
A summary of unvested stock options since March 1, 2008 is shown below:

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated

	Options Outstanding
		Weighted
		Average
		Grant
	Number	Date Fair
	(in 000’s)	Value

Balance as at March 1, 2008	7,257	$22.89

Vested during the period	(3,042)	13.20
Forfeited during the period	(170)	34.45

Balance as at February 28, 2009	4,045	$29.69

As of February 28, 2009, there was $95.5 million of unrecognized stock-based compensation expense related to unvested stock options which will be expensed over the vesting period, which, on a weighted-average basis, results in a period of approximately 2.1 years. The total fair value of stock options vested during the year ended February 28, 2009 was $40.1 million.
Cash received from stock option exercises for the year ended February 28, 2009 was $27.0 million (March 1, 2008 — $62.9 million). Tax benefits realized by the Company related to the stock option exercises were $12.6 million (March 1, 2008 — $8.2 million; March 3, 2007 — $6.0 million).
There were no stock options granted in fiscal 2009. The weighted-average fair value of stock options granted during the previous two years was calculated using the BSM option-pricing model with the following assumptions:

	For the year ended
	March 1,	March 3,
	2008	2007

Number of options granted (000’s)	2,518	1,752

Weighted-average BSM value of each option	$47.11	$16.63

Assumptions:
Risk-free interest rate	4.3%	4.8%
Expected life in years	4.6	4.4
Expected dividend yield	0%	0%
Volatility	41% - 57%	44% - 55%
The Company has not paid a dividend in the previous eleven fiscal years and has no current expectation of paying cash dividends on its common shares. The risk-free interest rates utilized during the life of the stock options are based on a U.S. Treasury security for an equivalent period. The Company estimates the volatility of its common

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
shares at the date of grant based on a combination of the implied volatility of publicly traded options on its common shares, and historical volatility, as the Company believes that this is a better indicator of expected volatility going forward. The expected life of stock options granted under the plan is based on historical exercise patterns, which the Company believes are representative of future exercise patterns.
Restricted Share Unit Plan
RSUs are redeemed for either common shares issued the by Company, common shares purchased on the open market or the cash equivalent on the vesting dates established by the Company. Compensation expense is recognized upon issuance of RSUs over the vesting period. The Company recorded $196 of compensation expense with respect to RSUs in the year ended February 28, 2009 (March 1, 2008 — $33).
The Company did not issue any RSUs in the year ended February 28, 2009 and there were 3,334 RSUs outstanding as at February 28, 2009 (March 1, 2008 — 5,000).
Deferred Share Unit Plan
Under the DSU Plan, each independent director will be credited with DSUs in satisfaction of all or a portion of the cash fees otherwise payable to them for serving as a director of the Company. Grants under the DSU Plan replace the stock option awards that were historically granted to independent members of the Board of Directors. DSUs will be redeemed for cash with the redemption value of each DSU equal to the weighted-average trading price of the Company’s shares over the five trading days preceding the redemption date. Alternatively, subject to receipt of shareholder approval, the Company may elect to redeem DSUs by way of shares purchased on the open market or issued by the Company.
The Company issued 11,282 DSUs in the year ended February 28, 2009. There are 20,208 DSUs outstanding at February 28, 2009 (March 1, 2008 — 8,926). The Company had a liability of $834 in relation to the DSU plan as at February 28, 2009 (March 1, 2008 — $965).
12. COMMITMENTS AND CONTINGENCIES
(a) Lease commitments
The Company is committed to future minimum annual lease payments under operating leases as follows:

		Equipment and
	Real Estate	other	Total

For the years ending
2010	$23,785	$1,459	$25,244
2011	22,253	1,269	23,522
2012	22,003	548	22,551
2013	20,395	—	20,395
2014	19,496	—	19,496
Thereafter	72,172	—	72,172

	$180,104	$3,276	$183,380

For the year ended February 28, 2009, the Company incurred rental expense of $22.7 million (March 1, 2008 — $15.5 million; March 3, 2007 — $9.8 million).

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
(b) Litigation
By letter dated February 3, 2005 (the “Letter”), TMO-DG delivered to RIM-UK a notice of a claim for indemnity in relation to litigation in Düsseldorf, Germany in which the plaintiff, Inpro, brought action against TMO-DG (the “Litigation”) for infringement of European Patent EP0892947B1 (the “Patent”). The Company joined the Litigation as an intervening party in support of the defendant TMO-DG. The Company also filed an invalidity action in the patent court in Munich Germany. On January 27, 2006, the Munich court declared the Patent invalid. Inpro has appealed the Munich court’s decision and an appeal will not be heard until some time in 2009. On March 21, 2006, the Düsseldorf court stayed the infringement action until a final decision on validity has been made. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to the Litigation (or any related litigation) is not determinable. Accordingly, no amount has been recorded in these consolidated financial statements as at February 28, 2009.
On May 1, 2006, Visto Corporation (“Visto”) filed a complaint in the United States District Court for the Eastern District of Texas, Marshall Division (the “Marshall District Court”), against the Company alleging infringement of four patents (United States Patent (“U.S. Patent”) No. 6,023,708 (“’708”), 6,085,192 (“’192), 6,151,606 (“’606”) and 6,708,221 (“’221”)) and seeking an injunction and monetary damages. On May 1, 2006, RIM filed a declaratory judgment complaint against Visto in the United States District Court for the Northern District of Texas (Dallas Division) (the “Dallas District Court”) alleging that the Visto ‘192, ‘606, and ‘221 patents are invalid and/or not infringed. RIM filed an amended declaratory judgment complaint in the Dallas District Court on May 12, 2006 adding claims against Visto for infringement of U.S. Patent No. 6,389,457 and 6,219,694, which are owned by RIM. Visto responded to RIM’s amended complaint on July 5, 2006 by filing declaratory judgment claims in the Dallas District Court that the RIM 6,389,457 and 6,219,694 patents are invalid and/or not infringed. On June 16, 2006, RIM filed a declaratory judgment complaint against Visto in the Dallas District Court alleging that Patent No. 7,039,679 (“’679”) is invalid and/or not infringed. The declaratory judgment filed by RIM in the Dallas District Court against Visto’s U.S. Patents No. ‘192, ‘606 and ‘221 has been dismissed. This will proceed as part of the Visto suit in the Eastern District of Texas. The RIM complaint filed in the Dallas District Court against Visto for infringement of RIM’s U.S. Patent No. 6,389,457 and 6,219,694 was consolidated with the declaratory judgment action filed by RIM against Visto’s patent No. ‘679 into one case. RIM’s complaint filed against Visto for infringement of RIM’s U.S. Patent No. 6,389,457 and 6,219,694 (consolidated with the declaratory judgment filed by RIM against Visto patent No, ‘679) was dismissed to allow RIM to re-file those complaints in the Marshall District Court. RIM’s motion to amend its response to add an infringement claim under the RIM 6,389,457 and 6,219,694 patents, along with a declaratory judgment complaint against Visto patent ‘679, to the Marshall District Court action was granted on March 6, 2007. RIM’s motion to transfer Visto’s declaratory judgment counterclaims filed on July 5, 2006 (against the RIM Patents, U.S. Patent No. 6,389,457 and 6,219,694) from the Northern District of Texas Court to the Eastern District of Texas Court was granted on May 17, 2007. All of RIM’s and Visto’s claims and counterclaims filed in the Northern District of Texas will now be heard in the Eastern District of Texas case. As of September 21, 2007, the United States Patent & Trademark Office (“USPTO”) issued office actions in re-examination proceedings, rejecting all claims of each of the five patents asserted against RIM in the patent infringement action filed by Visto in the Eastern District of Texas against RIM on April 28, 2006. On March 14, 2008, the USPTO issued final office actions rejecting all the claims of the ‘679, ‘606 patents and the majority of the claims of the ‘192 patent. A claim construction hearing was held on November 1, 2007, in the Eastern District of Texas action. The Magistrate assigned to handle the claim construction hearing granted leave to both RIM and Visto to file supplemental briefs based on Visto’s response to the re-examination proceedings before the USPTO. On April 4, 2008, RIM filed a motion to stay the case pending final disposition of the re-examination proceedings. On July 2, 2008, the Court granted RIM’s motion to stay the entire case pending final disposition of the re-examination proceedings

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
involving Visto’s patents-in-suit. On January 23, 2009, Visto filed a Motion to Lift the Stay in the original Eastern District of Texas case in light of Notices of Intent to Issue Reexamination Certificates (NIRC) in the re-examination proceedings of Visto’s ‘192, ‘679 and ‘606 patents. On March 25, 2009, the USPTO issued a re-examination certificate for the ‘679 and ‘606 patents indicating the re-examinations on those two patents are complete. The USPTO issued a Notice of Intent to Issue a Reexamination Certificate for the ‘708 and ‘221 patents, however Visto has indicated that it will ask the Court to dismiss the ‘221 patent from the case with prejudice. A status conference is scheduled for April 16, 2009. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to the litigation (or any related litigation) is not determinable. Accordingly, no amount has been recorded in these consolidated financial statements as at February 28, 2009.
On August 28, 2007, Visto filed a new complaint in the Marshall District Court, against the Company alleging infringement of two U.S. Patents (U.S. Patent No. 5,857,201 and 6,324,542). On October 18, 2007, RIM filed its answer to Visto’s complaint in the Eastern District of Texas. On January 8, 2008, Visto filed an amended complaint adding U.S. Patent No. 5,968,131. On January 29, 2008, RIM filed an answer to the amended complaint. On June 16, 2008, Visto filed a motion to further amend its complaint to include two new U.S. Patents No. 7,363,349 and 7,373,571, and RIM filed an opposition to this motion. On September 29, 2008, RIM filed its invalidity contentions on the original three patents-in-suit. All four of RIM’s re-examination requests related to these original three patents have been accepted by the USPTO and are in progress. RIM filed a request for ex parte re-examination of Visto Patent No. 7,363,349. On February 24, 2009, the Texas Court granted Visto’s motion to amend its complaint to add U.S. Patent No. 7,363,349 and 7,373,517. Proceedings are ongoing with jury selection set for August 2, 2010. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to the litigation (or any related litigation) is not determinable. Accordingly, no amount has been recorded in these consolidated financial statements as at February 28, 2009.
On June 15, 2007, RIM filed in the United States District Court for the Northern District of California a complaint against Visto for infringement of U.S. Patent No. 5,889,839, which is owned by RIM. On July 9, 2007, Visto filed its answer to RIM’s complaint asserting defences based on non-infringement, invalidity and unenforceability. On August 29, 2007, Visto filed a motion to amend Visto’s answer and add counterclaims of infringement by RIM of U.S. Patents No. 7,255,231 and 7,228,383 in the Northern District of California case. On February 28, 2008, the California Court granted RIM’s request to stay Visto’s counterclaims of infringement of the 7,255,231 and 7,228,383 patents pending their re-examination by the USPTO. On June 9, 2008, the California Court granted Visto’s request to stay RIM’s claims of infringement of the 5,889,839 patent pending their re-examination by the USPTO. The USPTO has granted RIM’s request for re-examination of all Visto patents-in-suit and those re-examinations are ongoing. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to the litigation (or any related litigation) is not determinable. Accordingly, no amount has been recorded in these consolidated financial statements as at February 28, 2009.
On July 5, 2006, RIM commenced an action in the Federal Court of Canada against Visto for infringement of RIM’s Canadian Patent No. 2,245,157, 2,356,073 and 2,356,046. On June 1, 2007, RIM commenced an action in the Ontario Superior Court of Justice against Visto Corporation and two of its executive officers. The action seeks damages for conspiracy, for false and misleading statements in contravention of the Competition Act, for contravention of the Trade-marks Act, for injurious falsehood and for unlawful interference with RIM’s economic relations. On May 21, 2008, the Federal Court issued a judgment finding Visto to have infringed on the three RIM patents-in-suit in Canada. Proceedings are currently pending to determine the damages for Visto’s infringement of RIM’s patents. No amount has been recorded in these consolidated financial statements as at February 28, 2009 as the amount of damages is not determinable.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
On October 30, 2006, RIM commenced an action against Visto in the High Court of Justice (Chancery Division, Patents Court) in London, England. The action sought a declaration that Visto’s U.K. patent [EP (UK) 0,996,905] is invalid and should be revoked. On December 5, 2006, RIM requested that the court decide that RIM’s actions in the U.K. do not infringe the same patent. RIM sent to Visto a non-confidential Product and Process Description (“PPD”) providing a technical description of RIM’s products offered in the U.K. On February 2, 2007, Visto acknowledged that RIM’s products described in the non-confidential PPD do not infringe Visto’s U.K. patent [EP (UK) 0,996,905]. However, on February 2, 2007 Visto also filed a defence and counterclaim alleging that another Company product allegedly not in the non-confidential PPD, the Mail Connector product, does infringe Visto’s U.K. patent [EP (UK) 0,996,905]. Visto also alleged that the action filed by the Company in Italy (see below) was filed in bad faith or with gross negligence and that filing the proceedings in Italy amounts to the tort of abuse of process. Visto further asked the Court to order revocation of the Company’s U.K. patents [EP (UK) 1 096 727] and [EP (UK) 1 126 662]. The Company presented a jurisdictional challenge to Visto’s abuse of process claims related to RIM’s filing of the action in Italy on the basis that the UK Court did not have jurisdiction in the UK for the abuse of process claims. The Court decided in RIM’s favour in a hearing held on April 3, 2007 on RIM’s jurisdictional challenge, and Visto appealed the Court’s decision. On April 13, 2007, in view of the fact that Visto acknowledged that RIM’s products described in the PPD do not infringe the Visto UK patent, RIM served a notice of discontinuance that it was withdrawing its request that the Court decide that the RIM products described in the PPD do not infringe the Visto UK patent. A hearing was held in the UK Court on August 7, 2007 on an application filed by Visto requesting a stay of the litigation. The UK Court denied Visto’s request for a stay. The trial on the invalidity and non-infringement of Visto’s patents proceeded in the UK Court on January 23, 2008. On February 28, 2008, the UK Court rendered a decision wherein it held that Visto’s [EP (UK) 0,996,905] patent was invalid for lack of inventive step and not being patentable subject matter. On March 6, 2008, the English Court of Appeal also denied Visto’s appeal in relation to the abuse of process claims. Proceedings are currently pending to determine RIM’s entitlement to costs.
On December 27, 2006, RIM commenced an action in Italy in the Court of Milan, Specialized Division in Industrial and Intellectual Property. RIM is requesting that the court declare the Italian portion of Visto’s patent No. EP0996905 invalid and declare that RIM’s activities in Belgium, France, Italy, Germany, the Netherlands and Spain do not infringe patent EP0996905. On May 28, 2007, Visto filed a request with the Court of Milan that the Court hold a hearing on the issue of whether the Court has jurisdiction to decide that RIM’s activities in Belgium, France, Italy, Germany, the Netherlands and Spain do not infringe patent EP0996905. On April 18, 2008, the Court of Milan, special division for industrial and intellectual property filed a partial decision (no. 5111/2008) declaring its own lack of jurisdiction over the claims for the assessment of non-infringement of European patent EP0996905 in its national portions, other than the Italian portion. On July 11, 2008, RIM filed an appeal of the decision on jurisdiction. On May 27, 2008, the Court scheduled an oral hearing for December 16, 2008. On November 12, 2008, Visto sent a letter to the European Patent Office submitting to revocation throughout Europe of its patent EP0996905. Visto has sent notice to the Court of Milan and requested termination of proceedings. RIM requested expansion of the subject matter to be considered by the Court appointed expert to include recently issued Visto divisional patents (EP 1,722,321; 1,783,675; 1,783,927). A hearing on this question was held on December 9, 2008, and the issue was deferred to a three judge panel. Also, a hearing was held regarding RIM’s appeal of the decision of the Court of Milan regarding non-Italian portions of the Visto patents-in-suit. Proceedings are currently pending.
On October 16, 2008, RIM filed a nullity action in the UK asserting invalidity of Visto divisional patents EP 1,722,321; 1,783,675; and 1,783,927. On November 21, 2008, Visto counter-claimed in UK asserting nullity of four RIM patents and infringement of Visto’s divisional patents. A case management conference was held on December 5, 2008 at which trial was scheduled in the UK for September 14, 2009.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
On September 18, 2008, Visto filed a lawsuit in Turin, Italy alleging that RIM infringes Visto divisional patents EP 1,722,321; 1,783,675; and 1,783,927. Visto requested a preliminary injunction against RIM. On January 7, 2009 the Turin Court rejected Visto’s petition and ordered Visto to pay costs. On January 28, 2009, Visto informed RIM of its decision not to appeal the Turin Court’s decision.
On October 18, 2008, RIM filed a lawsuit in Rome, Italy alleging invalidity of Visto divisional patents EP 1,722,321; 1,783,675; and 1,783,927. An allegation by certain RIM officers of non-infringement was also included. A first hearing on the merits has been scheduled for May 28, 2009. Proceedings are currently pending.
On September 17, 2008, Visto filed a lawsuit in Dusseldorf, Germany alleging infringement by RIM of Visto divisional patents EP 1,722,321; 1,783,675; and 1,783,927. A case management conference was held on December 9, 2008 and trial was set in Germany for December 10, 2009. Proceedings are currently pending. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to the litigation (or any related litigation) is not determinable. Accordingly, no amount has been recorded in these consolidated financial statements as at February 28, 2009.
On May 31, 2006, the Company filed a declaratory judgment action in the Dallas District Court against DataQuill BVI, Ltd. in which RIM seeks a ruling that the U.S. Patent 6,058,304 is invalid and not infringed by RIM products. On August 15, 2006, DataQuill filed a motion to dismiss to which RIM filed a response on September 15, 2006. On March 27, 2007, the U.S. District Court for the Northern District of Texas issued an order denying DataQuill’s Motion to Dismiss. On April 13, 2007, RIM filed an amended complaint which added a declaratory judgment counterclaim to the suit seeking a ruling that DataQuill’s continuation patent of the 6,058,304 patent, U.S. Patent 7,139,591 is invalid and not infringed by RIM products. On April 24, 2007, DataQuill filed its answer to RIM’s declaratory judgment complaint. DataQuill counterclaimed for infringement of the 6,058,304 and 7,139,591 patents and is seeking an injunction and monetary damages. On May 9, 2008, the Northern District of Texas granted the parties’ joint motion to amend the scheduling order and reset the trial date for April 20, 2009. Subsequently, the parties agreed to submit the dispute to binding alternative dispute resolution (ADR) proceedings. Based on this agreement, the parties jointly moved to stay the case until January 15, 2009 and to vacate all case deadlines, including the April 20, 2009 trial date. The court granted the parties’ joint motion and further ordered that, if ADR is unsuccessful, then entry of a revised docket control order will be necessary. On November 24, 2008, the parties completed settlement of the lawsuit for an amount that is not material to these consolidated financial statements.
On June 6, 2007, Minerva Industries (“Minerva”) filed a complaint in the Marshall District Court against the Company alleging infringement of U.S. Patent No. 6,681,120 and seeking an injunction and monetary damages. On January 22, 2008, Minerva filed a second complaint in the Marshall District Court against the Company alleging infringement of U.S. Patent No. 7,321,783 and seeking an injunction and monetary damages. RIM answered the first Complaint on January 28, 2008 and the second Complaint on March 14, 2008. On December 1, 2008, RIM’s motion to consolidate the two cases was granted. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to this litigation is not determinable. Accordingly, no amount has been recorded in these consolidated financial statements as at February 28, 2009.
On October 18, 2007, Saxon Innovations, LLC, filed a complaint in the United States District Court for the Eastern District of Texas, Tyler Division, against the Company and thirteen other defendants alleging infringement of U.S. Patents Nos. 5,592,555, 5,771,394, 5,502,689, and 5,247,621 and seeking an injunction and monetary damages. RIM’s answer was filed on March 5, 2008. A trial date has been set for May 2010. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to this litigation is not determinable. Accordingly, no amount has been recorded in these consolidated financial statements as at February 28, 2009.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
On February 16, 2008, the Company filed a complaint in the Dallas District Court against Motorola alleging breach of contract, antitrust violations, patent infringement of U.S. Patent No. 5,664,055; 5,699,485; 6,278,442; 6,452,588; 6,489,950; 6,611,254, 6,661,255; 6,919,879 and 7,227,536 and seeking a declaratory judgment of non-infringement and invalidity against Motorola U.S. Patent Nos. 5,359,317; 5,074,684; 5,764,899; 5,771,353; 5,958,006; 5,706,211 and 6,101,531. On February 21, 2008, RIM filed a second complaint in the Dallas District Court seeking a declaratory judgment of non-infringement and invalidity of Motorola U.S. Patent No. 5,157,391; 5,394,140; 5,612,682 and 5,974,447. On April 10, 2008, Motorola filed a motion to dismiss RIM’s antitrust and contract claims or, in the alternative, to bifurcate and stay RIM’s antitrust and contract claims until the resolution of the co-pending patent claims. Motorola also asked the Court to dismiss, stay and or transfer to the Eastern District of Texas RIM’s declaratory judgment claims against Motorola’s patents. Pleadings on this motion closed on June 2, 2008. On September 19, 2008, the previously transferred case from the District of Delaware, described below, was consolidated with this case. On December 11, 2008, Motorola’s motion to dismiss, stay and/or transfer the proceedings was denied in full. On January 9, 2009, Motorola filed its answer to RIM’s complaint including three new counterclaims for infringement of U.S. Patent Nos. 6,252,515, 5,189,389 and 5,953,413. Proceedings are currently pending. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to this litigation (or any related litigation) is not determinable. Accordingly, no amount has been recorded in these consolidated financial statements as at February 28, 2009.
On February 16, 2008, Motorola filed a complaint against the Company in the Marshall District Court alleging infringement of U.S. Patent Nos. 5,157,391; 5,359,317; 5,394,140; 5,612,682; 5,764,899; 5,771,353 and 5,974,447. On February 20, 2008, Motorola filed an amended complaint adding U.S. Patent Nos. 5,074,684; 5,706,211; 5,958,006 and 6,101,531 to the complaint. On March 31, 2008, RIM filed a motion to transfer Motorola’s Eastern District of Texas case involving Motorola’s patents to the Northern District of Texas. On October 17, 2008, the Court granted RIM’s motion to transfer this case to the Dallas District Court. This portion of the Motorola litigation is now closed.
On February 16, 2008, Motorola filed another complaint in the District of Delaware against the Company seeking a declaratory judgment of non-infringement and invalidity related to U.S. Patent No. 5,664,055 and 5,699,485 assigned to RIM as well as U.S. Patent No. 6,611,254, 6,661,255 and 6,919,879. On February 20, 2008, the complaint was amended to include RIM’s U.S. Patent No. 6,278,442; 6,452,588; 6,489,950 and 7,227,536. On March 31, 2008, RIM filed a motion to transfer Motorola’s District of Delaware case involving RIM’s patents to the Dallas District Court. On April 10, 2008, RIM filed its answer and counterclaims to Motorola’s amended complaint. Motorola filed its reply to RIM’s counterclaims on April 30, 2008. On August 26, 2008, the Court granted RIM’s motion to transfer this case to the Dallas District Court. This portion of the Motorola litigation is now closed.
On January 6, 2009, Motorola filed a claim in the United Kingdom against the Company for infringement of European patents EP (UK) 0 818 009 (the “‘009 patent”), EP (UK) 0 378 775 (the “‘775 patent”), EP (UK) 0 551 289 (the “‘289 patent”), and EP (UK) 0 932 320 (the “‘320 patent”). Motorola’s claim was filed as a counterclaim in response to the Company’s filing of a declaratory judgment seeking to invalidate Motorola’s ‘009 patent. A case management conference was held on January 12, 2009 at which the judge set a hearing date for on or about January 11, 2010 for the ‘009 patent and the ‘320 patent, both of which are system patents, and another hearing date for on or about March 1, 2010 for the ‘775 patent and the ‘289 patent, both of which are handset patents. Proceedings are currently pending.
A case management conference was held on March 20, 2009, in relation to the case filed in the United Kingdom by TIP Communications, LLC, a wholly-owned indirect subsidiary of the Company, for infringement of EP (UK) 0 742 989. A second case management conference is scheduled for April 8, 2009. On March 10, 2009, TIP Communications, LLC filed a lawsuit in the Northern

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
District of Texas against Motorola for infringement of U.S. Patent No. 5,956,329.
From time to time, the Company is involved in other claims in the normal course of business. The following additional patent suits were filed by the Company or against the Company since the end of fiscal 2008:
On March 6, 2008, Aloft Media LLC (“Aloft”) filed a complaint against the Company and 12 other parties in the Marshall District Court alleging infringement of U.S. Patent No. 7,330,715. This patent generally relates to transferring contact information using a cell phone. The Texas Court has set a trial date for October 2010. On July 29th, 2008, Aloft filed a second patent infringement lawsuit against the Company in the Eastern District of Texas (Marshall Division). The single patent in suit is U.S. Patent No. 7,305,625 entitled “Data Networking system and Method for Interface a User.” The Texas Court has set a trial date for March 2011. The complaints seek an injunction and monetary damages.
On March 7, 2008, FlashPoint Technology Inc. (“FlashPoint”) filed a patent infringement lawsuit against the Company and 14 other parties in the District of Delaware. The patents-in-suit include U.S. Patent Nos. 6,118,480, 6,177,956, 6,222,538, 6,223,190 (the “‘190 Patent”), 6,249,316, 6,486,914 and 6,504,575. These patents are generally directed to digital camera and imaging technologies. On May 31, 2008, FlashPoint dismissed its complaint as to 6 of the 7 patents-in-suit, leaving only the ‘190 Patent in the litigation against RIM. On February 6, 2009, FlashPoint filed an amended complaint adding U.S. Patent Nos. 5,903,309, 6,278,447 (the “‘447 Patent”) and 6,400,471 (the “‘471 Patent”). Only the ‘447 Patent and the ‘471 Patent have been asserted against RIM. The complaint seeks an injunction and monetary damages.
On May 20, 2008, the Company filed a lawsuit in Italy against IPCom GmbH (“IPCom”) for declaratory judgment of invalidity of several IPCom patents. On May 21, 2008, the Company filed a lawsuit in the U.K. against IPCom for declaratory judgment of invalidity of several claimed standards-essential IPCom patents. On May 27, 2008, the Company filed a lawsuit in the U.S. District Court for the Northern District of Texas against IPCom for declaratory judgment of non-infringement and invalidity of several IPCom patents. On May 23, 2008, IPCom filed suit against the Company for infringement of four claimed standards essential German and European patents in the Hamburg, Germany court. On August 8, 2008, the parties agreed to withdraw and terminate their respective European actions.
On June 20, 2008, St. Clair Intellectual Property Consultants, Inc. filed a patent infringement lawsuit against the Company and other defendants in the District of Delaware. The patents-in-suit include U.S. Patent Nos. 5,138,459, 6,094,219, 6,233,010 and 6,323,899. These patents are generally directed to image processing in digital cameras. The court has set a trial date for June 14, 2010. The complaint seeks an injunction and monetary damages.
On July 29, 2008, Stragent, LLC filed a patent infringement lawsuit against the Company in the Marshall District Court alleging infringement of U.S. Patent No. 6,665,722. This patent relates to web browsing. The Texas Court has set a trial date for March 2011. The complaint seeks an injunction and monetary damages.
On July 30, 2008, WIAV Solutions, LLC (“WIAV”) filed a patent infringement lawsuit against the Company and other defendants in the Eastern District of Virginia. The patents-in-suit include: 6,256,606; 7,120,578; 6,275,794; 6,507,814; 7,266,493; 6,633,841; 6,104,992; 6,385,573; 6,539,205; 6,680,920. These patents are generally related to speech codecs. On September 26, 2008, WIAV dismissed the original lawsuit and filed another patent infringement lawsuit against the Company and other defendants naming the same patents. On January 26, 2009, WIAV dismissed the September 26, 2008 lawsuit and filed a third patent infringement lawsuit against the Company naming the same patents. The complaint seeks an injunction and monetary damages.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
On October 31, 2008, Mformation Technologies, Inc. filed a patent infringement lawsuit against the Company in the Northern District of California. The patents-in-suit include U.S. Patent Nos. 6,970,917 and 7,343,408. These patents are generally directed to remote device management functionality. The complaint seeks an injunction and monetary damages.
On November 17, 2008, Spansion, Inc. and Spansion LLC (“Spansion”) filed a complaint with the U.S. International Trade Commission (“ITC”) against Samsung Electronics Co., Ltd. and other related Samsung companies (collectively “Samsung”) and other proposed respondents, including the Company, who purchase flash memory chips from Samsung, alleging infringement of U.S. Patent Nos. 6,380,029; 6,080,639; 6,376,877 and 5,715,194. The patents relate generally to flash memory chips. The Administrative Law Judge has set a trial date of September 28, 2009 and a target date for completion of the investigation by the ITC of June 18, 2010. On March 16, 2009, Spansion and Samsung filed a Joint First Settlement Conference Report indicating that they reached an agreement in principle on a settlement agreement that would cover all of Samsung’s flash memory customers, including the Company. Spansion, which has filed for bankruptcy protection, is currently waiting for approval from the bankruptcy court to enter into the agreement.
On November 20, 2008, the Company filed a lawsuit for declaratory judgment of non-infringement, invalidity and unenforceability against four Kodak patents in the Dallas District Court. The patents-in-suit include U.S. Patent Nos. 5,493,335, 6,292,218 and 6,600,510 which are generally directed to digital camera technologies and U.S. Patent No. 5,226,161 which is directed to data sharing in applications. Kodak counterclaimed for infringement of these same patents seeking an injunction and monetary damages. The trial is scheduled for December, 2010.
On December 19, 2008, Saxon Innovations, LLC filed a complaint with the U.S. International Trade Commission (“ITC”) against the Company and other proposed respondents alleging infringement of U.S. Patent Nos. 5,235,635; 5,530,597; and 5,608,873. The patents relate generally to features and functionalities for processors in handheld, wireless communications devices. The ITC scheduled the hearing to begin on July 30, 2009 and the investigation is expected to be completed by April 14, 2010. The complaint does not seek monetary damages, but requests that the ITC issue orders prohibiting certain RIM products from being imported into the U.S. and sold in the U.S. A parallel district court case on these patents seeking damages and an injunction in the Marshall District Court has been stayed pending completion of the ITC investigation.
On December 29, 2008, Prism Technologies, LLC filed a patent infringement lawsuit against the Company and Microsoft Corporation in the United States District Court for the District Of Nebraska. The single patent in suit is US Patent No. 7,290,288 entitled “Method and System for Controlling Access, by an Authentication Server, to Protected Computer Resources Provided Via an Internet Protocol Network.” The complaint seeks monetary damages.
On December 30, 2008, MSTG, Inc. filed a patent infringement lawsuit against the Company in the United States District Court for the Northern District of Illinois alleging infringement of U.S. Patent Nos. 5,920,551; 6,219,374; and 7,151,756. The patents relate generally to Code Division Multiple Access transmission systems. The complaint seeks an injunction and monetary damages.
On March 20, 2009, Traffic Information, LLC filed a patent infringement lawsuit against the Company and seven other defendants in the Marshall District Court alleging infringement of U.S. Patent No. 6,785,606. The patent generally relates to the provisions of traffic information to mobile users. The complaint seeks an injunction and monetary damages.
Additional lawsuits and claims, including purported class actions and derivative actions, may be filed or made based upon the Company’s historical stock option granting practices. Management assesses such claims and

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
where considered likely to result in a material exposure and, where the amount of the claim is quantifiable, provisions for loss are made based on management’s assessment of the likely outcome. The Company does not provide for claims that are considered unlikely to result in a significant loss, claims for which the outcome is not determinable or claims where the amount of the loss cannot be reasonably estimated. Any settlements or awards under such claims are provided for when reasonably determinable.
(c) Other
As previously disclosed, on February 5, 2009, a panel of Commissioners of the OSC approved a settlement agreement with the Company, Jim Balsillie, the Co-Chief Executive Officer of the Company, Mike Lazaridis, the President and Co-Chief Executive Officer of the Company, Dennis Kavelman, previously Chief Financial Officer of the Company (currently with the Company in another role), Angelo Loberto, previously Vice-President of Finance (currently with the Company in another role), Kendall Cork, a former Director of the Company, Douglas Wright, a former Director of the Company, James Estill, a Director of the Company, and Douglas Fregin, a former Director of the Company, relating to the previously disclosed OSC investigation of the Company’s historical stock option granting practices. Pursuant to the terms of the settlement agreement with the OSC, the Company agreed to submit to a review of its governance practices and procedures by an independent person selected by the OSC and paid for by the Company. Jim Balsillie agreed not to act as a director of any Canadian reporting issuer until the later of twelve months from the date of the OSC settlement and the Company’s public disclosure of how it is addressing the recommendations arising from the independent review. Messrs. Balsillie, Lazaridis and Kavelman also agreed to contribute, in aggregate, a total of approximately CAD $83.1 million to RIM, consisting of (i) a total of CAD $38.3 million to RIM in respect of the outstanding benefit arising from incorrectly priced stock options granted to all RIM employees from 1996 to 2006, and (ii) a total of CAD $44.8 million to RIM (CAD $15.0 million of which had previously been paid) to defray costs incurred by RIM in the investigation and remediation of stock option granting practices and related governance practices at RIM. These contributions are being made through Messrs. Balsillie, Lazaridis and Kavelman undertaking not to exercise vested RIM options to acquire an aggregate of 1,160,129 common shares of RIM. These options have a fair value equal to the aggregate contribution amounts determined using a BSM calculation based on the last trading day prior to the day the OSC issued a notice of hearing in respect of the matters giving rise to the settlement. Messrs. Balsillie, Lazaridis, Kavelman and Loberto also paid a total of CAD $9.1 million to the OSC as an administrative penalty and towards the costs of the OSC’s investigation. Dennis Kavelman is also prohibited from acting as a director or officer of any Canadian reporting issuer until the later of (a) five years from the date of the OSC’s order approving the settlement, and (b) the date he completes a course acceptable to the staff of the OSC regarding the duties of directors and officers of public companies. Angelo Loberto is also prohibited from acting as a director or officer of any Canadian reporting issuer until he completes a course acceptable to the staff of the OSC regarding the duties of directors and officers of public companies.
As part of the OSC settlement, the Company agreed to enter into an agreement with an independent consultant to conduct a comprehensive examination and review of the Company and report to the Company’s board of directors and the staff of the OSC the Company’s governance practices and procedures and its internal control over financial reporting. A summary of the consultant’s recommendations in the final report will be posted on the OSC’s website and disclosed in the Company’s MD&A.
In addition, as announced by the Company on February 17, 2009, the Company, Messrs. Balsillie, Lazaridis, Kavelman and Loberto, entered into settlements with the SEC that resolved the previously disclosed SEC investigation of the Company’s historical stock option granting practices. The Company consented, without admitting or denying allegations in a complaint filed by the SEC, to the entry of an order enjoining it from violations of certain provisions of the U.S. federal securities laws, including the antifraud provisions. The Company was not required to pay disgorgement or a monetary penalty.
Jim Balsillie and Mike Lazaridis consented, without admitting or denying allegations in the complaint filed by the SEC, to the entry of an order enjoining them from violations of certain provisions of the U.S. federal securities laws, including the non-scienter based antifraud provisions. The order also provided that Jim Balsillie and Mike Lazaridis are liable for disgorgement of profits gained as a result of conduct alleged in the complaint together with prejudgment interest, although it also provided that those amounts are deemed paid in full because Jim Balsillie and Mike Lazaridis had already voluntarily paid those amounts to the Company. Those repayments were made earlier as part of a series of recommendations of a Special Committee of the Company’s Board of Directors following the Review.
Dennis Kavelman and Angelo Loberto consented, without admitting or denying allegations in the complaint filed

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
by the SEC, to the entry of an order enjoining them from violations of certain provisions of the U.S. federal securities laws, including the antifraud provisions. The order also provided that Dennis Kavelman and Angelo Loberto are liable for disgorgement of profits gained as a result of conduct alleged in the complaint together with prejudgment interest, although it also provided that those amounts are deemed paid in full because Dennis Kavelman and Angelo Loberto already voluntarily paid those amounts to the Company at the same time and on the same basis as Jim Balsillie and Mike Lazaridis. In addition, Dennis Kavelman and Angelo Loberto each agreed to be prohibited, for a period of five years from acting as an officer or director of a company that is registered or required to file reports with the SEC, and to be barred from appearing or practicing as an accountant before the SEC with a right to reapply after five years.
Messrs. Balsillie, Lazaridis, Kavelman and Loberto also agreed to the payment of monetary penalties totaling, in aggregate, $1.4 million to the SEC as an administrative penalty.
13. PRODUCT WARRANTY
The Company estimates its warranty costs at the time of revenue recognition based on historical warranty claims experience and records the expense in Cost of sales. The warranty accrual balance is reviewed quarterly to establish that it materially reflects the remaining obligation based on the anticipated future expenditures over the balance of the obligation period. Adjustments are made when the actual warranty claim experience differs from estimates.
The change in the Company’s accrued warranty obligations March 4, 2006 to February 28, 2009 as well as the accrued warranty obligations as at February 28, 2009 are set forth in the following table:

Accrued warranty obligations at March 4, 2006	$22,387

Actual warranty experience during fiscal 2007	(38,554)
Fiscal 2007 warranty provision	49,736
Adjustments for changes in estimate	3,100

Accrued warranty obligations at March 3, 2007	36,669

Actual warranty experience during fiscal 2008	(68,166)
Fiscal 2008 warranty provision	116,045

Accrued warranty obligations at March 1, 2008	84,548

Actual warranty experience during fiscal 2009	(146,434)
Fiscal 2009 warranty provision	258,757
Adjustments for changes in estimate	(12,536)

Accrued warranty obligations at February 28, 2009	$184,335

14. EARNINGS PER SHARE
The following table sets forth the computation of basic and diluted earnings per share.

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated

	For the year ended
	February 28,	March 1,	March 3,
	2009	2008	2007

Net income for basic and diluted earnings per share available to common shareholders	$1,892,616	$1,293,867	$631,572

Weighted-average number of shares outstanding (000’s) — basic	565,059	559,778	556,059

Effect of dilutive securities (000’s): Stock-based compensation	9,097	13,052	15,750

Weighted-average number of shares and assumed conversions (000’s) — diluted	574,156	572,830	571,809

Earnings per share — reported
Basic	$3.35	$2.31	$1.14
Diluted	$3.30	$2.26	$1.10
15. COMPREHENSIVE INCOME (LOSS)
The components of comprehensive income (loss) are shown in the following table:

	For the year ended
	February 28,	March 1,	March 3,
	2009	2008	2007

Net income	$1,892,616	$1,293,867	$631,572

Net change in unrealized gains (losses) on available- for-sale investments	(7,161)	13,467	11,839

Net change in derivative fair value during the year, net of income tax recovery of $8,641 (March 1, 2008 - income taxes $19,238; March 3, 2007 - income taxes $7,124)	(6,168)	37,564	(13,455)
Amounts reclassified to earnings during the year, net of income taxes of $4,644 (March 1, 2008 - $5,142; March 3, 2007 - $4,197)	(16,497)	(9,232)	(7,926)

Comprehensive income	$1,862,790	$1,335,666	$622,030

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
The components of accumulated other comprehensive income (loss) are as follows:

	As at
	February 28,	March 1,	March 3,
	2009	2008	2007

Accumulated net unrealized gains (losses) on available- for-sale investments	$(88)	$7,073	$(6,394)
Accumulated net unrealized gains (losses) on derivative instruments	545	23,210	(5,122)

Total accumulated other comprehensive income (loss)	$457	$30,283	$(11,516)

16. SUPPLEMENTAL INFORMATION
(a) Cash flows resulting from net changes in working capital items are as follows:

	For the year ended
	February 28,	March 1,	March 3,
	2009	2008	2007

Trade receivables	$(936,514)	$(602,055)	$(254,370)
Other receivables	(83,039)	(34,515)	(8,300)
Inventory	(286,133)	(140,360)	(121,238)
Other current assets	(50,280)	(26,161)	(16,827)
Accounts payable	177,263	140,806	47,625
Accrued liabilities	506,859	383,020	119,997
Income taxes payable	(113,868)	401,270	83,310
Deferred revenue	16,598	8,789	7,221

	$(769,114)	$130,794	$(142,582)

(b) Certain statement of cash flow information related to interest and income taxes paid is summarized as follows:

	For the year ended
	February 28,	March 1,	March 3,
	2009	2008	2007

Interest paid during the year	$502	$518	$494
Income taxes paid during the year	946,237	$216,095	$32,101

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
(c) The following items are included in the accrued liabilities balance:

	As at
	February 28,	March 1,
	2009	2008

Marketing costs	$91,160	$74,034
Warranty (note 13)	184,335	84,548
Royalties	279,476	150,151
Revenue rebates	134,788	60,282
Other	548,843	321,427

	$1,238,602	$690,442

Other accrued liabilities as noted in the above chart, include, among other things, salaries, payroll withholding taxes and incentive accruals, none of which are greater than 5% of the current liability balance.
(d) Additional information
Advertising expense, which includes media, agency and promotional expenses totalling $337.3 million (March 1, 2008 — $124.6 million; March 3, 2007 — $67.7 million) is included in Selling, marketing and administration expense.
Selling, marketing and administration expense for the fiscal year includes a foreign currency exchange loss of $6.1 million (March 1, 2008 — loss of $5.3 million; March 3, 2007 — loss of $2.0 million).

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
17. FINANCIAL INSTRUMENTS
Values of financial instruments outstanding were as follows:

	February 28, 2009
	Notional	Carrying	Estimated
	Amount	Amount	Fair Value

Assets (Liabilities)
Cash and cash equivalents	$—	$835,546	$835,546
Available-for-sale investments	$—	$1,398,104	$1,398,104
Currency forward contracts — asset	$1,147,709	$70,100	$70,100
Currency forward contracts — liability	$975,543	$(56,827)	$(56,827)

	March 1, 2008
	Notional	Carrying	Estimated
	Amount	Amount	Fair Value
Assets (Liabilities)
Cash and cash equivalents	$—	$1,184,398	$1,184,398
Available-for-sale investments	$—	$1,154,098	$1,154,098
Long-term debt	$—	$(7,608)	$(7,830)
Currency forward contracts — asset	$991,884	$47,507	$47,507
Currency forward contracts — liability	$699,821	$(19,793)	$(19,793)
For the Company’s trade receivables, other receivables, accounts payable and accrued liabilities, the fair values approximate their respective carrying amounts due to their short maturities. The fair value of investments is determined using observable market data based on quoted prices and interest rates. Where observable market data is unavailable due to a lack of trading activity, the Company utilizes internally developed models to estimate fair value. The fair value of currency forward contracts has been estimated using market quoted currency spot rates and interest rates. The fair value of long-term debt has been estimated using market quoted interest rates. The estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. Changes in assumptions could have a significant effect on the estimates.
The Company is exposed to foreign exchange risk as a result of transactions in currencies other than its functional currency, the U.S. dollar. The majority of the Company’s revenues in fiscal 2009 are transacted in U.S. dollars. Portions of the revenues are denominated in British Pounds, Canadian dollars, and Euros. Purchases of raw materials are primarily transacted in U.S. dollars. Other expenses, consisting of the majority of salaries, certain operating costs and manufacturing overhead are incurred primarily in Canadian dollars. At February 28, 2009 approximately 36% of cash and cash equivalents, 26% of trade receivables and 4% of accounts payable and accrued liabilities are denominated in foreign currencies (March 1, 2008 — 13%, 35% and 15%, respectively). These foreign currencies primarily include the British Pound, Canadian dollar, and Euro.
As part of its risk management strategy, the Company maintains net monetary asset and/or liability balances in foreign currencies and engages in foreign currency hedging activities using derivative financial instruments, including currency forward contracts and currency options. The Company does not use derivative instruments for speculative purposes. The principal currencies hedged include the British Pound, Canadian dollar, and Euro.
The Company has entered into forward contracts to hedge exposures relating to foreign currency anticipated transactions. These contracts have been designated as cash flow hedges, with the effective portion of the change

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
in fair value initially recorded in other comprehensive income and subsequently reclassified to earnings in the period in which the cash flows from the associated hedged transactions affect earnings. Any ineffective portion of the change in fair value of the cash flow hedges is recognized in current period earnings. For fiscal years ending 2009, 2008 and 2007, the derivatives designated as cash flow hedges were considered to be fully effective with no resulting portions being designated as ineffective. The maturity dates of these instruments range from March 2009 to November 2010. As at February 28, 2009, the net unrealized loss on these forward contracts was approximately $2.7 million (March 1, 2008 — net unrealized gain of $34.6 million; March 3, 2007 — net unrealized loss of $7.8 million). Unrealized gains associated with these contracts were recorded in Other current assets and Accumulated other comprehensive income. Unrealized losses were recorded in Accrued liabilities and Accumulated other comprehensive income. These derivative gains or losses are reclassified to earnings in the same period that the forecasted transaction affects earnings. In fiscal 2010, $1.2 million of net unrealized gains on the forward contracts will be reclassified to earnings.
The Company has entered into forward contracts to hedge certain monetary assets and liabilities that are exposed to foreign currency risk. For contracts that are not subject to hedge accounting, gains and losses on the hedge instruments are recognized in earnings each period, offsetting the change in the U.S. dollar value of the hedged asset or liability. The maturity dates of these instruments range from March 2009 to May 2009. As at February 28, 2009, a net unrealized gain of $16.0 million was recorded in respect of this amount (March 1, 2008 — unrealized loss of $6.9 million; March 3, 2007 — unrealized gain of $542). Unrealized gains associated with these contracts were recorded in Other current assets and Selling, marketing and administration. Unrealized losses were recorded in Accrued liabilities and Selling, marketing and administration.
The following tables show the fair values of derivative instruments in the consolidated balance sheets.

	As at
	February 28, 2009		March 1, 2008
Derivative instruments designated as
hedging instruments as defined in	Balance Sheet		Balance Sheet
SFAS 133	Classification	Fair Value	Classification	Fair Value
Cash flow hedges, currency forward contracts — asset	Other current assets	$48,074	Other current assets	$46,302
Cash flow hedges, currency forward contracts — liability	Accrued liabilities	$50,756	Accrued liabilities	$11,708

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated

	As at
	February 28, 2009		March 1, 2008
Derivative instruments that do
not meet the requirements for
hedge accounting under SFAS 133	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Economic hedges, currency forward contracts — asset	Other current assets	$22,026	Other current assets	$1,205
Economic hedges, currency forward contracts — liability	Accrued liabilities	$6,071	Accrued liabilities	$8,085
The following tables show the impact of derivative instruments on the consolidated statements of operations.

			Amount of Gain (Loss)
	Amount of Gain (Loss)		Reclassified from
	Recognized in OCI on		Accumulated OCI into
Derivative Instruments in	Derivative Instruments	Location of Gain (Loss)	Income (Effective
Cash Flow Hedging	(Effective Portion)	Reclassified from	Portion)
Relationships as defined in	For the Year Ended	Accumulated OCI into	For the Year Ended
SFAS 133	February 28, 2009	Income (Effective Portion)	February 28, 2009
Currency Forward Contracts	$47,272	Revenue	$43,212
Currency Forward Contracts	$(9,991)	Cost of sales	$(4,425)
Currency Forward Contracts	$(14,986)	Selling, marketing and administration	$(6,638)
Currency Forward Contracts	$(24,977)	Research and development	$(11,063)

Derivative Instruments in Hedging		Amount of Gain in Income on
Relationships that do not meet the		Derivative Instruments
requirements for hedge accounting	Location of Gain Recognized in Income	For the Year Ended
under SFAS 133	on Derivative Instruments	February 28, 2009
Currency Forward Contracts	Selling, marketing and administration	$24,782
The Company is exposed to credit risk on derivative financial instruments arising from the potential for counterparties to default on their contractual obligations. The Company mitigates this risk by limiting counterparties to highly rated financial institutions and by continuously monitoring their creditworthiness. The Company’s exposure to credit loss and market risk will vary over time as a function of currency exchange rates. The Company measures its counterparty credit exposure as a percentage of the total fair value of the applicable

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
derivative instruments. Where the net fair value of derivative instruments with any counterparty is negative, the Company deems the credit exposure to that counterparty to be nil. As at February 28, 2009, the maximum credit exposure to a single counterparty, measured as a percentage of the total fair value of derivative instruments with net unrealized gains was 60% (March 1, 2008 — 40%; March 3, 2007 — nil).
The Company is exposed to market and credit risk on its investment portfolio. The Company reduces this risk by investing in liquid, investment grade securities and by limiting exposure to any one entity or group of related entities. As at February 28, 2009, no single issuer represented more than 12% of the total cash, cash equivalents and investments (March 1, 2008, no single issuer represented more than 9% of the total cash, cash equivalents and investments).
Cash and cash equivalents and investments are invested in certain instruments of varying maturities. Consequently, the Company is exposed to interest rate risk as a result of holding investments of varying maturities. The fair value of investments, as well as the investment income derived from the investment portfolio, will fluctuate with changes in prevailing interest rates. The Company does not currently utilize interest rate derivative instruments in its investment portfolio.
The Company, in the normal course of business, monitors the financial condition of its customers and reviews the credit history of each new customer. The Company establishes an allowance for doubtful accounts that corresponds to the specific credit risk of its customers, historical trends and economic circumstances. The allowance for doubtful accounts as at February 28, 2009 is $2.1 million (March 1, 2008- $2.0 million).
While the Company sells its products and services to a variety of customers, one customer comprised 29% of trade receivables as at February 28, 2009 (March 1, 2008 — three customers comprised 19%, 14% and 10%). Additionally, three customers comprised 23%, 14% and 10% of the Company’s revenue (March 1, 2008 — three customers comprised 21%, 15% and 12%; March 3, 2007 - four customers comprised 19%, 14%, 11% and 11%).
18. SEGMENT DISCLOSURES
The Company is organized and managed as a single reportable business segment. The Company’s operations are substantially all related to the research, design, manufacture and sales of wireless communications products, services and software.
Selected financial information is as follows:

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated

	For the year ended
	February 28,	March 1,	March 3,
	2009	2008	2007

Revenue
Canada	$887,005	$438,302	$222,517
United States	6,967,598	3,528,858	1,756,608
United Kingdom	711,536	461,592	267,353
Other	2,499,047	1,580,643	790,625

	$11,065,186	$6,009,395	$3,037,103

Revenue
Canada	8.0%	7.3%	7.3%
United States	63.0%	58.7%	57.9%
United Kingdom	6.4%	7.7%	8.8%
Other	22.6%	26.3%	26.0%

	100.0%	100.0%	100.0%

	For the year ended
	February 28,	March 1,	March 3,
	2009	2008	2007

Revenue mix
Devices	$9,089,736	$4,768,610	$2,215,951
Service	1,402,560	860,641	560,116
Software	251,871	234,388	173,187
Other	321,019	145,756	87,849

	$11,065,186	$6,009,395	$3,037,103

	As at
	February 28,	March 1,
	2009	2008

Capital assets, intangible assets and goodwill
Canada	$1,948,337	$1,166,451
United States	482,826	60,354
United Kingdom	49,454	43,150
Other	58,130	20,443

	$2,538,747	$1,290,398

Total assets
Canada	$3,218,640	$1,921,202
United States	2,646,783	1,738,508
United Kingdom	1,931,387	1,669,366
Other	304,562	182,111

	$8,101,372	$5,511,187

Research In Motion Limited
Notes to the Consolidated Financial Statements
In thousands of United States dollars, except share and per share data, and except as otherwise indicated
19. SUBSEQUENT EVENTS
On February 10, 2009, the Company entered into an agreement with Certicom Corp. (“Certicom”) by way of statutory plan of arrangement to acquire all of the issued and outstanding common shares at a price of CAD $3.00 for each common share of Certicom or approximately CAD $131 million (approximately $102 million). The transaction closed on March 23, 2009. The Certicom shares purchased under the offer were funded with the Company’s cash on hand. Certicom technology protects the value of content, applications and devices with government approved security using Elliptic Curve Cryptography.
On March 12, 2009, the Government of Canada enacted changes to the Income Tax Act (Canada) that allows RIM to calculate its fiscal 2009 Canadian income tax expense based on the U.S. dollar (the Company’s functional currency). As such, the Company will record net benefits of approximately $70 — $100 million relating to the enactment of the changes to the Income Tax Act (Canada) in the first quarter of fiscal 2010.